UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
CODEXIS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 24, 2025

Dear Stockholder:

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Codexis, Inc. (“Codexis,” “we,” “us” or “our”) to be held on Tuesday, June 10, 2025, at 9:00 a.m., California time. The Annual Meeting will be held in a virtual format via live audio webcast. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/CDXS2025. Refer to the “Information Concerning Voting and Solicitation” section of the accompanying proxy statement for detailed procedures regarding attending, submitting questions and voting at the virtual Annual Meeting.

At the Annual Meeting, you will be asked to:

(i) elect two Class III director nominees identified in the accompanying proxy statement to hold office until the 2028 annual meeting of stockholders;

(ii) ratify the selection by the Audit Committee of our board of directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

(iii) approve, on a non-binding, advisory basis, the compensation of our named executive officers;

(iv) approve an amendment to the Codexis Inc. 2019 Incentive Award Plan to increase the number of shares available for issuance thereunder by 8,000,000 shares; and

(v) transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of Annual Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that each of the proposals set forth above and described in the accompanying Notice of Annual Meeting and proxy statement are in the best interests of Codexis and its stockholders, and, accordingly, recommends a vote “FOR” the election of each of the nominees for director, “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm, “FOR” the approval of the compensation of our named executive officers on a non-binding, advisory basis, and “FOR” the approval of an amendment to the Codexis, Inc. 2019 Incentive Award Plan to increase the number of shares available for issuance thereunder by 8,000,000 shares.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting online. Whether or not you expect to attend the Annual Meeting online, please vote as soon as possible. You may vote on the Internet or by telephone. If, however, you requested to receive paper proxy materials, then you may also vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the instructions provided to you by that broker, bank or other nominee to determine how you will be able to submit your voting instructions. Voting by written proxy, over the Internet or by telephone will ensure your shares are represented at the Annual Meeting.

Sincerely,

Stephen Dilly, M.B.B.S., Ph.D.

Chairman of the Board of Directors, President and Chief Executive Officer

CODEXIS, INC.

200 Penobscot Drive

Redwood City, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 10, 2025

To the Stockholders of Codexis, Inc. (“Codexis,” “we,” “us” and “our”):

We will hold an annual meeting of our stockholders (the “Annual Meeting”) on Tuesday, June 10, 2025, at 9:00 a.m., California time, for the following purposes:

(i) To elect David V. Smith and Dennis P. Wolf to our board of directors for a three-year term expiring at the 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal;

(ii) To ratify the selection by the audit committee of our board of directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

(iii) To approve, on a non-binding, advisory basis, the compensation of our named executive officers;

(iv) To approve an amendment to the Codexis, Inc. 2019 Incentive Award Plan to increase the number of shares available for issuance thereunder by 8,000,000 shares; and

(iv) To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The Annual Meeting will be held in a virtual format via live audio webcast. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/CDXS2025. Refer to the “Information Concerning Voting and Solicitation” section of the accompanying proxy statement for detailed procedures regarding attending, submitting questions and voting at the virtual Annual Meeting.

These items of business are described in the attached proxy statement. Only stockholders of record of shares of our common stock at the close of business on April 17, 2025, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

We have elected to provide our proxy materials to our stockholders over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials (the “Notice”), but not a paper copy of our proxy statement and our 2024 annual report to stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2024 annual report to stockholders, including the consolidated financial statements and financial statement schedules from our Annual Report on Form 10-K, but excluding exhibits to the Annual Report on Form 10-K, and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of our proxy materials by mail.

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the principal executive offices of Codexis during regular business hours for a period of not less than ten days prior to the Annual Meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting online. You may vote on the Internet or by telephone. If, however, you requested to receive paper proxy materials, then you may also vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the instructions provided to you by that broker, bank or other nominee to determine how you will be able to submit your voting instructions. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting.

Sincerely,

Stephen Dilly, M.B.B.S., Ph.D.

Chairman of the Board of Directors, President and Chief Executive Officer

Redwood City, California

April 24, 2025

i

ii

CODEXIS, INC.

200 Penobscot Drive

Redwood City, CA 94063

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2025

The Board of Directors (the “Board”) of Codexis, Inc. (referred to herein as the “Company,” “Codexis,” “we,” “us” or “our”) is soliciting your proxy to vote at our 2025 Annual Meeting of Stockholders to be held on Tuesday, June 10, 2025, at 9:00 a.m., California time, or at any continuation, postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held in a virtual format via live audio webcast for the purposes discussed in this proxy statement (the “Proxy Statement”) and in the accompanying Notice of Annual Meeting, as well as any other business properly brought before the Annual Meeting. Stockholders can attend the meeting via the Internet at www.virtualshareholdermeeting.com/CDXS2025 by using the 16-digit control number which appears on the Notice of Internet Availability of Proxy Materials, the proxy card and the instructions that accompanied your proxy materials. This Proxy Statement is dated as of April 24, 2025.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of April 17, 2025 (the “Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 24, 2025, we are making this Proxy Statement available on the Internet. We are mailing the Notice to all stockholders entitled to vote at the Annual Meeting on or about April 24, 2025. We intend to mail or e-mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail or e-mail, within three business days of such request.

The Company’s 2024 annual report to stockholders, which contains consolidated financial statements and financial statement schedules from our Annual Report on Form 10-K for 2024 (the “Annual Report”), accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Stockholders that receive the Notice can access this Proxy Statement and the Annual Report at the website referred to in the Notice. The Annual Report and this Proxy Statement are also available on our investor relations website at www.codexis.com/investors, at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov and at www.proxyvote.com. You also may obtain a copy of our Annual Report, including the consolidated financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K, without charge, by writing to our Investor Relations department at the above address. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

INFORMATION CONCERNING VOTING AND SOLICITATION

Who Can Vote

You are entitled to vote if you are a stockholder of record of our common stock, par value $0.0001 per share (the “common stock”), as of the close of business on the Record Date. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present at the Annual Meeting or represented by a valid proxy.

Voting of Shares

If, at the close of business on the Record Date, your shares of common stock were registered directly in your name with Equiniti Trust Company, our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy by completing, dating and signing the proxy card and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If your shares of common stock are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares and you have the right to instruct your broker, bank or other nominee, who is considered the stockholder of record for the purposes of voting at the Annual Meeting, on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

The Internet and telephone voting will close at 11:59 p.m., New York time, on June 9, 2025. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by the Internet or telephone, then you do not need to return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the virtual Annual Meeting online. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing by 11:59 p.m., New York time, on June 9, 2025) that are received before the polls are closed at the Annual Meeting, and that are not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of David V. Smith and Dennis P. Wolf as our Class III directors, “FOR” the ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm, “FOR” the approval of the compensation of our named executive officers in a non-binding, advisory vote, and “FOR” the approval of an amendment to the Codexis, Inc. 2019 Incentive Award Plan to increase the number of shares available for issuance thereunder by 8,000,000 shares. The proxy gives each of Stephen Dilly, M.B.B.S., Ph.D. and Georgia Erbez, discretionary authority to vote your shares in accordance with his or her best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the original proxy, stating that the original proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed); or

•

attending the virtual Annual Meeting and voting online by following the instructions at www.virtualshareholdermeeting.com/CDXS2025, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Codexis proxies should be addressed to:

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Attention: Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote online if your shares are held in street name.

Voting Online

If you are a stockholder of record, you may vote online at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/CDXS2025. If you are a beneficial owner, you are also invited to attend the Annual Meeting online. Since a beneficial owner is not the stockholder of record, however, you may not vote these shares online at the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Votes Required

At the close of business on the Record Date, 82,844,849 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum. A majority in voting power of the common stock issued and outstanding and entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting online but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum.

Broker Non-Votes. If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), which are also applicable to Nasdaq-listed companies, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. The Company believes that Proposal 2 (the ratification of KPMG as our independent registered public accounting firm for the year ending December 31, 2025) is the only “routine” matter to be presented at the Annual Meeting on which brokers will be permitted to vote shares on your behalf, even without voting instructions. If your broker votes these shares on your behalf, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. Other than Proposal 2, the Company believes that all proposals set forth in this Proxy

Statement are considered “non-routine” matters and brokers will not be able to vote on behalf of their clients if no voting instructions have been furnished.

Election of Class III Directors. Our amended and restated bylaws (“bylaws”) provide that a plurality of votes cast in favor of the election of a director shall be sufficient to elect such director to the Board. Under this plurality voting standard, the nominees for available directorships who receive the highest number of affirmative votes cast are elected. Withheld votes will not have any effect on the election of directors. Brokers are not empowered to vote on the election of directors without instructions from the beneficial owner of the shares and thus broker non-votes likely will occur. Since broker non-votes are not considered votes cast for a candidate, they will not have any effect on the election of directors.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority in voting power of the shares present in person by attendance online or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required for the ratification of the selection of KPMG as our independent registered public accounting firm. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm; thus, broker non-votes are generally not expected to result from the vote on this proposal.

Approval, on a Non-binding, Advisory Basis, of Named Executive Officer Compensation. The affirmative vote of the holders of a majority in voting power of the shares present in person by attendance online or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be deemed to be approval of the resolution on the compensation of our named executive officers as disclosed in this Proxy Statement. Abstentions will have the same effect as voting against. Because this matter is considered “non-routine,” broker non-votes will not have any effect on the proposal. Although the outcome of this advisory vote on the compensation of the named executive officers is non-binding, the compensation committee of the Board and the Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

Amendment to the Codexis, Inc. 2019 Incentive Award Plan. The affirmative vote of the holders of a majority in voting power of the shares present in person by attendance online or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the amendment of the Codexis, Inc. 2019 Incentive Award Plan to increase the number of shares available for issuance thereunder by 8,000,000 shares. Abstentions will have the same effect as voting against. Because this matter is considered “non-routine,” broker non-votes will not have any effect on the proposal.

How do I attend the Virtual Annual Meeting?

This year’s Annual Meeting will be held entirely online. Stockholders as of the Record Date will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholdermeeting.com/CDXS2025. To join the Annual Meeting, you will need to have your 16-digit control number which is included on the Notice and your proxy card.

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m., California time. Online access to the audio webcast will open approximately 10 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions. To attend the online Annual Meeting, log in at www.virtualshareholdermeeting.com/CDXS2025. Stockholders will need their unique 16-digit control number which appears on the Notice and the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.

Submitting Questions at the virtual Annual Meeting. During the Annual Meeting, stockholders may submit questions in writing related to the business of the Annual Meeting on www.virtualshareholdermeeting.com/CDXS2025. Stockholders will need their unique control number which appears on their Notice, the proxy card and the instructions that accompanied the proxy materials.

As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct and that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness, efficient use of the Company’s resources and in order to ensure all stockholders are responded to, we will respond to up to two questions from a single stockholder.

The Annual Meeting’s Rules of Conduct will be posted on www.codexis.com/investors approximately two weeks prior to the day of the Annual Meeting.

Attending the virtual Annual Meeting as a Guest. Guests may enter the Annual Meeting in “listen-only” mode by entering the Annual Meeting at www.virtualshareholdermeeting.com/CDXS2025 and entering the information requested in the “Guest Login” section. Guests will not have the ability to vote or ask questions during the virtual Annual Meeting.

Technical Assistance. Beginning 10 minutes prior to the start of and during the virtual Annual Meeting, we will have support team ready to assist stockholders with any technical difficulties they may have regarding accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices of Annual Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

In addition, the Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an anticipated fee up to $35,000, plus expenses related to calling stockholders.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of the Record Date for:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all directors and current executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Codexis, Inc., 200 Penobscot Drive, Redwood City, CA 94063. We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 82,844,849 shares of common stock outstanding as of the Record Date.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Casdin Capital, LLC(1)	8,100,000	9.8%
Opaleye Management Inc.(2)	7,524,000	9.1%
BlackRock, Inc.(3)	7,196,414	8.7%
FMR LLC(4)	4,366,482	5.3%
The Vanguard Group(5)	4,128,428	5.0%
Named Executive Officers, Directors and Director Nominees:
Stephen Dilly, M.B.B.S., Ph.D.	597,224	*
Georgia Erbez	—	*
Kevin Norrett	160,269	*
Alison Moore, Ph.D.	98,696	*
Cynthia Collins	—	*
Byron L. Dorgan	193,461	*
Raymond De Vré, Ph.D.	—	*
Esther Martinborough, Ph.D.	88,053	*
H. Stewart Parker	102,600	*
Christos Richards	—	*
Rahul Singhvi, Sc.D.	91,069	*
David V. Smith(6)	153,292	*
Dennis P. Wolf	106,920	*
Sriram Ryali	105,406	*
Margaret Nell Fitzgerald	84,324	*
All current executive officers and directors as a group (13 persons)(7)	1,591,584	1.9%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Based solely on a Schedule 13G (the “Casdin 13G”) filed by Casdin Capital, LLC. (“Casdin”), Casdin Partners Master Fund, L.P., Casdin Partners GP, LLC and Eli Casdin (collectively, the “Casdin Reporting Persons”) on September 26, 2024 with respect to shares of Codexis common stock beneficially owned by the Casdin Reporting Persons as of September 20, 2024. Eli Casdin is the managing member of each of Casdin, Casdin Partners Master Fund, L.P. and Casdin Partners GP, LLC. Based solely on the Casdin 13G, each of the Casdin Reporting Persons has shared voting and dispositive power with respect to 8,100,000 shares of Codexis common stock (the “Casdin Shares”), and therefore each of the Casdin Reporting Persons may be deemed to have beneficial ownership with respect to the Casdin Shares. The address of the Casdin Reporting Persons is 1350 Avenue of the Americas, Suite 2600, New York, NY, 10019.

(2)

Based solely on a Schedule 13G/A (the “Opaleye 13G/A”) filed by Opaleye Management, Inc. and its affiliate Opaleye, L.P. (collectively, “Opaleye”) on September 18, 2024, with respect to shares of Codexis common stock beneficially owned by Opaleye as of September 17, 2024. Based solely on the Opaleye 13G/A, Opaleye has shared voting and dispositive power with respect to 7,524,000 shares of Codexis common stock, and therefore may be deemed to have beneficial ownership with respect to 7,524,000 shares of Codexis common stock. The principal business address of Opaleye is One Boston Place, Suite 200, Boston, MA, 02108.

(3)

Based solely on a Schedule 13G/A (the “BlackRock 13G/A”) filed by BlackRock, Inc. (“BlackRock”) on January 24, 2024, with respect to shares of Codexis common stock beneficially owned by BlackRock as of December 31, 2023. Based solely on the BlackRock 13G/A, BlackRock has sole voting power with respect to 6,529,518 shares of Codexis common stock and sole dispositive power with respect to 7,196,414 shares of Codexis common stock, and therefore BlackRock may be deemed to have beneficial ownership with respect to 7,196,414 shares of Codexis common stock. The principal business address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(4)

Based solely on a Schedule 13G (the “FMR 13G”) filed by FMR LLC (“FMR”) on February 9, 2024, with respect to shares of Codexis common stock beneficially owned by FMR as of December 29, 2023. Based solely on the FMR 13G, FMR has sole voting power with respect to 4,342,661 shares of Codexis common stock and sole dispositive power with respect to 4,366,482 shares of Codexis common stock, and therefore may be deemed to have beneficial ownership with respect to 4,366,482 shares of Codexis common stock. The principal business address of FMR is 245 Summer Street, Boston MA 02210.

(5)

Based solely on a Schedule 13G/A (the “Vanguard 13G/A”) filed by The Vanguard Group (“Vanguard”) on February 13, 2024 with respect to shares of Codexis common stock beneficially owned by Vanguard as of December 29, 2023. Based solely on the Vanguard 13G/A, Vanguard has shared voting power with respect to 41,416 shares of Codexis common stock, sole dispositive power with respect to 4,063,801 shares of Codexis common stock and shared dispositive power with respect to 64,627 shares of Codexis common stock, and therefore, Vanguard may be deemed to have beneficial ownership with respect to 4,128,428 shares of Codexis common stock. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Consists of (i) 64,722 shares owned directly by Mr. Smith and (ii) 88,570 shares owned directly by a family trust of which Mr. Smith is trustee.
(7)	Consists of (i) 1,371,988 shares owned directly, (ii) 88,570 shares owned by family trusts, and (iii) 131,026 shares issuable pursuant to stock options exercisable within 60 days of the Record Date.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, our quarterly reports on Form 10-Q and our current reports on Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Our bylaws provide for a fixed number of directors as set by the Board. There are currently ten directors on our Board. On April 4, 2025, Byron L. Dorgan informed us of his decision not to stand for reelection. Effective as of the conclusion of the Annual Meeting, the size of the board will be reduced from ten to nine members.

The directors are divided into three classes, each of whom serves for a term of three years: Class I directors (who hold office until the close of the 2026 annual meeting of stockholders), Class II directors (who hold office until the close of the 2027 annual meeting of stockholders) and Class III directors (who hold office until the close of the Annual Meeting). At each annual meeting of stockholders, the term of one of the classes of directors expires. The class of directors with a term expiring at the Annual Meeting are the Class III directors, currently consisting of three directors, Byron L. Dorgan, David V. Smith and Dennis P. Wolf.

Director Nominees

Based upon the recommendation of our nominating and corporate governance committee, our Board has nominated each of Messrs. Smith and Wolf for election as a Class III director to our Board. Messrs. Smith and Wolf are currently serving as a director of the Company. If elected, each director nominee would serve a three-year term expiring at the close of our 2028 annual meeting of stockholders. Each director will hold office until their successor has been duly elected and qualified, or until the director’s earlier resignation or removal. Messrs. Smith and Wolf currently serve on our Board and have agreed to be named in this proxy statement and to serve as a director if elected. Biographical information of each director nominee is furnished below under “Director Nominee Biographical Information.”

Set forth below is information regarding the director nominees:

Name	Age	Director Since	Class/Term Expires
David V. Smith(1)(2)(3)(4)	65	2016	Class III/2025
Dennis P. Wolf(2)(3)	72	2007	Class III/2025

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.
(4)	Member of the strategy committee.

Director Nominee Biographical Information

The following biographical information is furnished with regard to the director nominees.

David V. Smith has served as a director of Codexis since March 2016, and as Lead Independent Director of our Board since August 2024. Mr. Smith’s extensive experience in financial management, corporate finance and corporate governance led to the conclusion that he should serve on our Board. Mr. Smith served as Executive Vice President and Chief Financial Officer of Five Prime Therapeutics, Inc., a public company focused on discovering and developing novel immuno-oncology protein therapeutics, from November 2018 until its acquisition by Amgen, Inc. in April 2021. Previously, Mr. Smith served as Chief Operating Officer of IntegenX, a private company focused on rapid DNA identification technology, until its acquisition by Thermo Fisher Scientific in March 2018. Prior to IntegenX, he was Executive Vice President and Chief Financial Officer of Thoratec Corporation, a public company focused on the development of advanced therapy options for the treatment of heart disease, from December 2006 until July 2011. Prior to joining Thoratec in 2006, Mr. Smith served as Vice President and Chief Financial Officer of Chiron Corporation, which he joined in 1999, and where he held a number of positions of increasing responsibility, including Vice President, Principal Accounting Officer and Controller, and Vice President of Finance. Mr. Smith served as the Vice President of Finance and Chief Financial Officer at Anergen Incorporated from 1997 to 1999. From 1988 to 1997, Mr. Smith served in various financial management positions with Genentech, Inc., both in the United States and Europe. He previously held finance positions at Syntex Corporation and IBM Corporation. Mr. Smith previously served as chair of the audit committee and a director of OncoGenex Pharmaceuticals, Inc., a public biopharmaceutical company, from 2010 to 2017. He also served on the board of directors of Perlegen Sciences, Inc., a private biotechnology company, from 2006 to 2009, and of Acepodia, Inc., a private biotechnology company, from 2022 to 2023. Mr. Smith has served since 2022 on the board of directors of IO Biotech, a public clinical-stage biopharmaceutical company developing novel, immune-modulating cancer therapies, and since 2021 on the board of directors of Neurelis Inc., private commercial-stage neuroscience company focused on the development and commercialization of therapeutics for the treatment of epilepsy and orphan neurologic disorders. Additionally, Mr. Smith previously served as an advisor to Monterey Bio Acquisition Corporation, a public special purpose acquisition company, from 2021 to 2023. Mr. Smith holds a B.A. in Economics and History from Willamette University and an M.B.A. specializing in finance from Golden Gate University.

Dennis P. Wolf has served as a director of Codexis since December 2007. Mr. Wolf’s extensive experience in financial management, corporate finance and public company corporate governance led to the conclusion that he should serve on our Board. Mr. Wolf served as Chief Financial Officer of DataStax, Inc., a private software company, from November 2013 to February 2017. Previously, Mr. Wolf served as Executive Vice President and Chief Financial Officer of Fusion-IO, Inc., a public computer hardware and software company, from November 2009 to October 2013. Prior to Fusion-IO, Mr. Wolf served as Executive Vice President and Chief Financial Officer of MySQL AB, a private software company, and as Chief Financial Officer of several public and private companies including Centigram Communications, Credence Systems, DataStax, Omnicell and Redback Networks. Earlier in his career, he held executive positions at both Apple Computer and Sun Microsystems. Between 1999 and 2016, Mr. Wolf has been a director and chair of the audit committee for other public companies including Quantum Corporation, Avanex Corporation, Bigband Networks, Komag, Inc., Registry Magic, Inc., Vitria Technology, Inc., Alphaeon Corporation and Exponential Interactive, Inc. Mr. Wolf has served since 2017 as a member of the board of the non-profit Siegel Rare Neuro Immune Association (SRNA), whose charter is to provide research and support for those suffering from neurological disease. Mr. Wolf holds a B.A. from the University of Colorado (where he was a member of Phi Beta Kappa) and an M.B.A. from the University of Denver.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE CLASS III DIRECTOR NOMINEES.

Directors Not Standing for Election

Set forth below is information for the members of the Board who are not standing for election at this year’s Annual Meeting:

Name	Age	Director Since	Class/Term Expires
Cynthia Collins(2)	67	2025	Class II/2027
Stephen Dilly, M.B.B.S, Ph.D.	65	2020	Class I/2026
Raymond De Vré, Ph.D.(1)	57	2024	Class I/2026
Rahul Singhvi, ScD.(1)(2)	60	2022	Class I/2026
Esther Martinborough, Ph.D.(1)(3)	59	2021	Class II/2027
H. Stewart Parker(3)(4)(5)	69	2022	Class II/2027
Christos Richards(3)(5)	67	2025	Class II/2027
Byron L. Dorgan(5)	82	2011	Class III/2025*

(1)	Member of the science & technology committee.
(2)	Member of the compensation committee.
(3)	Member of the strategy committee.
(4)	Member of the audit committee.
(5)	Member of the nominating and corporate governance committee.
*	On April 4, 2025, Mr. Dorgan informed us of his decision not to stand for reelection to the Board at the Annual Meeting.

The following director biographical information is furnished with regard to our directors (other than our director nominees) who are not standing for election at this year’s Annual Meeting.

Cynthia Collins has served as a director of Codexis since March 2025. Ms. Collins’ extensive experience in genetic and cell medicines, biopharmaceuticals, life sciences, and diagnostics led to the conclusion that she should serve on our Board. Ms. Collins has served as Executive Chair and Interim Chief Executive Officer of Nutcracker Therapeutics, Inc., a private contract, research, development and manufacturing organization, since February 2025. Ms. Collins served as Chief Executive Officer of Editas Medicine, Inc., a public gene editing company, from February 2019 to February 2021, where she was involved in dosing the first patient ever with an in-vivo gene modified therapy. Previously, Ms. Collins served as Chief Executive Officer of Human Longevity Inc., a private genomic research and in vitro diagnostics company, from January 2017 to December 2017, Chief Executive Officer/General Manager of General Electric Healthcare’s Cell Therapy and Lab Businesses from October 2013 to December 2016, and Chief Executive Officer of GenVec, Inc., a vaccine and gene therapy company from May 2012 to September 2013. Currently, Ms. Collins serves as a member of the Board of Directors of several healthcare companies, including MaxCyte, Inc. since October 2024, Alanis Therapeutics Inc. since November 2023, Nutcracker Therapeutics, Inc. since April 2023, Certara, Inc. since July 2021, DermTech, Inc. since May 2018, and Draper Laboratory since 2021. She is also a board member of the Foundation for mRNA Medicines. Ms. Collins previously served on the board of directors of Poseida Therapeutics, Inc., from 2021 to 2025, Panavance Therapeutics Inc., from 2021 to 2024, Triumvira Immunologics from 2018 to 2023, and Biocare Medical from 2018 to 2021. Ms. Collins holds a Bachelor of Science degree in Microbiology from the University of Illinois, Urbana and an MBA from The University of Chicago Booth School of Business.

Stephen G. Dilly, M.B.B.S., Ph.D. has served as our President and Chief Executive Officer since August 2022, as Chairman of our Board since August 2024 and as a director of Codexis since June 2020. Dr. Dilly’s extensive management and transactional experience in the life science industry and experience in drug development led to the conclusion that he should serve on our Board. From May 2020 until its acquisition by GlaxoSmithKline plc in July 2022, Dr. Dilly served as Chief Executive Officer of Sierra Oncology, a public, late-stage clinical biopharmaceutical company, where he oversaw all operations of the company, and as a member of Sierra’s board of directors. Dr. Dilly received the Bloom-Burton award for his leadership of Sierra Oncology. Dr. Dilly previously served as Chief Executive Officer of Aimmune Therapeutics, a public biopharmaceutical company that was acquired by Nestlé Health Science, from April 2014 to June 2018 and as a member of Aimmune’s board of directors from April 2013 to June 2018. Dr. Dilly was Chief Executive Officer of PhotoThera, Inc., a medical device company, from January 2012 to December 2012. From 2006 to 2011, Dr. Dilly served as President and Chief Executive Officer and a member of the board of directors of APT Pharmaceuticals, Inc., a drug development company. From 2007 to 2009, he was a member of the board of directors of Avigen, Inc., a biopharmaceutical company, which merged with MediciNova, Inc. in December 2009. From 2003 to 2006, he served as Chief Medical Officer and Senior Vice President of Development of Chiron BioPharma, a biotechnology company which was later acquired by Novartis International AG. From 1998 to 2003, Dr. Dilly held various management positions at Genentech, Inc., a biotechnology company acquired by Roche Holding, including Vice President of Development Sciences from 2002 to 2003 and Vice President of Medical Affairs from 1998 to 2001. From 1988 to 1998, Dr. Dilly held various management positions in drug development with SmithKline Beecham, PLC, a healthcare company in the U.K. Dr. Dilly has served on the board of directors of Cognoa, Inc., a digital healthcare company, from 2018 to 2024. From 2010 until September 2020, Dr. Dilly served on the board of directors of Sangamo Therapeutics, Inc., a public genomic therapies company. Dr. Dilly holds an M.B.B.S. from the University of London in the U.K. and a Ph.D. in cardiac physiology from the University of London.

Raymond De Vré, Ph.D. has served as a director of Codexis since November 2024. Dr. De Vré’s extensive executive-level experience led to the conclusion that he should serve on our Board. Dr. De Vré founded and has served as Managing Director at RADV Advisory, an independent strategic and operational advisory company focused on investments in the global healthcare and contract development and manufacturing organization (“CDMO”) space since August 2023. Prior to founding RADV Advisory, Dr. De Vré was the Chief Executive Officer of PolyPeptide Group, a CDMO focused on peptide- and oligonucleotide-based therapies for pharmaceutical and biotech companies globally from April 2021 to April 2023. Prior to PolyPeptide, Dr. De Vré held multiple senior leadership roles at Dr. Reddy’s Laboratories from 2012 to 2021, including Senior Vice President, Head of Biologics, and served as a member of the Management Council. Earlier in his career, he was a Partner at McKinsey & Company, working mostly in the pharmaceutical and biotech practice. Dr. De Vré holds a PhD in Applied Physics from Stanford University and a master’s degree in engineering from Université Libre de Bruxelles.

Rahul Singhvi, Sc.D. has served as a director of Codexis since September 2022. Dr. Singhvi’s extensive experience and expertise in research and development, operations and commercialization of pharmaceuticals led to the conclusion that he should serve on our Board. Dr. Singhvi has served as the founder and Chief Executive Officer of Axella Biosciences, Inc., a private provider of technologies to deliver end-to-end CDMO services for biologicals and ADCs, since January 2025. Dr. Singhvi served as the Chief Executive Officer and a member of the board of directors of National Resilience, Inc., a private biomanufacturing company, from July 2020 to January 2025. From October 2019 to July 2020, Dr. Singhvi was an Operating Partner at Flagship Pioneering, a life sciences innovation firm, where he was responsible for founding and operating companies launched from Flagship’s innovation foundry, Flagship Venture Labs. Before joining Flagship, from September 2013 until October 2019, Dr. Singhvi was the Chief Operating Officer of the Global Vaccine Business Unit at Takeda Pharmaceutical Company, a public pharmaceutical company, where he oversaw the worldwide supply and expansion efforts of all commercialized vaccines and development candidates within the business unit. Prior to Takeda, from August 2005 to April 2011, he was the President and Chief Executive Officer of Novavax, Inc., a public vaccine-development company. Dr. Singhvi previously served on the board of directors of ImmunoCellular Therapeutics, Ltd., a public immunotherapy company, from June 2010 to November 2018. Dr. Singhvi has served since 2021 on the board of directors of Garuda Therapeutics, a private stem cell-based cellular therapies company, and since 2023 on the Board of Trustees of the Keck Graduate Institute. Additionally, Dr, Singhvi has served on the board of directors of TAG1 since October 2024 and on the board of directors of Kairos Pharmaceuticals, Ltd., a public clinical-stage biopharmaceutical company, since December 2024. Dr. Singhvi holds a B. Tech in Chemical Engineering from the Indian Institute of Technology at Kanpur, an M.S. and Sc.D. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from The Wharton School of the University of Pennsylvania.

Esther Martinborough, Ph.D. has served as a director of Codexis since February 2021. Dr. Martinborough’s significant experience as an executive of biotechnology and pharmaceutical companies, as well as expertise in drug development, led to the conclusion that she should serve on our Board. Dr. Martinborough served as the Chief Scientific Officer at Escient Pharmaceuticals, a private biotechnology company, from April 2023 until its acquisition by Incyte Corporation in May 2024, after having previously served as its Senior Vice President of Research since August 2018. Between 2008 and 2018, Dr. Martinborough held roles of increasing responsibility at Receptos, Inc., a biotechnology company acquired by Celgene Corporation in 2015. From 2015 to 2018, Dr. Martinborough was Executive Director of Research at Receptos, where she headed the chemistry, biology and pharmacokinetics efforts focused on the selection of strategic new drug discovery programs in neurology and metabolic diseases. From 2008 to 2015, she served as Senior Director, Head of Chemistry at Receptos. Before Receptos, Dr. Martinborough held positions at Vertex Pharmaceuticals, a public pharmaceutical company, developing novel approaches to treating pain and at Ligand Pharmaceuticals, a public biopharmaceutical company, focused on hormonal dysfunctions. Dr. Martinborough also has served since 2021 as a board member of San Diego Squared (SD2) which is a non-profit organization that focuses on empowering tomorrow’s STEM leaders. Dr. Martinborough holds a Ph.D. from the Swiss Institute of Technology, Zurich, and performed post-doctoral studies at the University of Illinois, at Urbana-Champaign.

H. Stewart Parker has served as a director of Codexis since December 2022. Ms. Parker’s extensive experience in management of biotechnology companies and public company corporate governance led to the conclusion that she should serve on our Board. Ms. Parker has served as a Principal at Parker BioConsulting, a biotechnology consulting firm, since January 2009. From March 2011 to June 2014, Ms. Parker served in various roles at the Infectious Disease Research Institute, a not-for-profit global health research institute, including as its Chief Executive Officer, strategic advisor and a member of its board of directors. Prior to that, Ms. Parker served in various roles of leadership at biopharmaceutical companies since 1992, including as Chief Executive Officer of Targeted Genetics Corporation, a public biopharmaceutical company, which she founded. Previously, Ms. Parker served on the board of directors of Achieve Life Sciences, Inc., a public pharmaceutical company, from August 2017 to May 2021, Armata Pharmaceuticals, Inc. (formerly C3J Therapeutics, Inc.), a public biotechnology company, from May 2019 to December 2020, IMPEL Pharmaceuticals Inc., a public pharmaceutical company, from May 2014 to April 2023 and Stride Bio, Inc., a private biotechnology company concentrating on gene therapy, from January 2018 to December 2023. Currently, Ms. Parker serves on the board of directors of Sangamo Therapeutics, Inc., a public genomic therapies company, since 2014 and Inventprise, Inc., a private biotechnology company, since 2022. Ms. Parker has also served on the advisory boards of the University of Washington Foster School of Business and College of Arts & Sciences from 2009 to 2020. Ms. Parker holds a B.A. in Slavic Language & Literature and an M.B.A. in Finance and International Business from the University of Washington.

Christos Richards has served as a director of Codexis since January 2025. Mr. Richards’s extensive global executive advisory and search experience for the biopharmaceutical and healthcare industry led to the conclusion that he should serve on our Board. Mr. Richards has served as a Partner and as Global Head of Healthcare and Life Sciences at Calibre One, Inc., an international executive search firm, since October 2022. Prior to joining Calibre One, Mr. Richards served as a consultant with the global life sciences team at Spencer Stuart, Inc., and a member of Spencer Stuart’s global BioPharma Board Practice from October 2019 to September 2022. Prior to that, Mr. Richards was a partner at Catalyst Advisors, LLC, an executive search firm, from January 2014 to October 2019. From October 1998 to January 2014, Mr. Richards held positions of increasing responsibility at Levin & Company, Inc., an executive search and consulting firm, including serving as Levin & Company’s Chief Executive Officer from January 2009 to January 2014. Mr. Richards served as a Principal of Stanton Chase International from July 1996 to October 1998. From 1987 to July 1996, Mr. Richards founded and served as Chief Executive Officer of Career Connection/Nexium Inc. Previously, Mr. Richards served on the board of directors of Coherus BioSciences, Inc., a publicly traded biopharmaceutical company, from its initial public offering in November 2014 to November 2020. Mr. Richards earned his diploma in 1980 in hospitality management from the Schweizerische Wirteschule in Lucerne/Davos, Switzerland.

Executive Officers

The executive officers of Codexis are set forth below:

Name	Age	Position
Stephen Dilly, M.B.B.S., Ph.D.	65	Chairman of the Board of Directors, President and Chief Executive Officer
Georgia Erbez	58	Chief Financial Officer
Kevin Norrett, M.B.A.	52	Chief Operating Officer
Alison Moore, Ph.D.	58	Executive Vice President and Chief Technical Officer

Executive Officer Biographical Information

The following biographical information is furnished with regard to our executive officers (except for Dr. Dilly, whose biographical information appears above under “Directors Not Standing for Election”):

Georgia Erbez. has served as our Chief Financial Officer since September 2024. Ms. Erbez served as the Chief Operating Officer at Walking Fish Therapeutics, a private B cell therapy company, from September 2022 to October 2023. Prior to that, she served as the Chief Financial Officer of Harpoon Therapeutics, a public T cell therapy company, from October 2018 to September 2022. Previously, Ms. Erbez served as Chief Business Officer and Chief Financial Officer at Zosano Pharma Corp. from June 2016 to May 2018, and has served as Chief Financial Officer for Revolution Medicines, Asterias Biotherapeutics and Raptor Pharmaceuticals from 2012 to 2016. Earlier in her career, Ms. Erbez held senior positions in investment banking, most recently at Cowen and Company and Jefferies. In addition, she currently serves as a Managing Director at Axiom Financial Partners, a life-sciences consulting firm, since November 2014. She currently serves as a member of the board of directors of Coherus BioSciences since February 2024. Ms. Erbez holds a bachelor’s degree in international relations with an emphasis on economics from the University of California, Davis.

Kevin Norrett M.B.A. has served as our Chief Operating Officer since October 2022. Mr. Norrett served as the Chief Business Officer of Sierra Oncology, a public clinical stage oncology company acquired by GlaxoSmithKline plc, from August 2020 to September 2022, where he oversaw sales and marketing, pricing and market access, corporate strategy, business development, and corporate communications. He served as Chief Commercial Officer at Angion Biomedica Corp., a public clinical stage biopharmaceutical company, from July 2019 to August 2020. Prior to Angion, Mr. Norrett held roles of increasing responsibility at Aimmune Therapeutics, Inc., a public biopharmaceutical company that was acquired by Nestlé Health Science, between January 2017 and July 2019, ultimately serving as Vice President, Marketing, Market Access & Commercial Operations from May 2019 until July 2019. Prior to Aimmune, Mr. Norrett was Vice President of Market Access & Commercial Development at ZS Pharma, Inc., a biopharmaceutical company, from October 2014 until January 2017. Mr. Norrett holds a B.S. in Biological Sciences from the University of California, Davis, an M.S. in Biochemistry and Molecular Biology from the University of California, Los Angeles and an M.B.A. from the University of California, Berkeley, Haas School of Business.

Alison Moore, Ph.D. has served as our Chief Technical Officer since September 2024 and previously served as a director of Codexis from June 2020 until her resignation from the Board in September 2024. Dr. Moore served as the Chief Technical Officer of Allogene Therapeutics, Inc., a public biotechnology company, from June 2018 to April 2023. Prior to Allogene, she served as Senior Vice President, Process Development at Amgen Inc., a public biotechnology company, from January 2013 until June 2018. Dr. Moore has previously held senior roles at Amgen in Operations Technology from January 2013 until August 2014, Process and Product Engineering from January 2011 until January 2013, and Corporate Manufacturing from August 2008 until December 2010. Prior to these positions, she was Vice President of Site Operations at Amgen’s Fremont, California, manufacturing facility, from March 2006 until August of 2008. Before re-joining Amgen, from 2005 to 2006, Dr. Moore was a Director in Chemistry, Manufacturing and Controls, and Regulatory Affairs at Genentech, Inc. Prior to Genentech, she held roles of increasing responsibility in Process Development at Amgen from 1996 through the end of 2004. Dr. Moore has served as a member of the technical advisory board of National Resilience, Inc., a private biomanufacturing company, since 2021. Additionally, Dr. Moore has served on the board of directors of Artiva Biotherapeutics, Inc., a public clinical-stage biotechnology company, since October 2024. Dr. Moore previously served as an executive board member for the Alliance for Regenerative Medicine, an international advocacy organization dedicated to realizing the promise of regenerative medicines and advanced therapies, from January 2022 to October 2023. Dr. Moore was a Postdoctoral Research Fellow at Genentech from 1993 to 1996, and prior to that, she was a Postdoctoral Research Fellow at the Medical University of Lübeck, Germany. Dr. Moore holds both a bachelor’s degree in Pharmacology with Honors and a Ph.D. in Cell Biology from Manchester University, England.

CORPORATE GOVERNANCE MATTERS

Composition of the Board

Our bylaws and amended and restated certificate of incorporation (“Certificate of Incorporation”) provide that the authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control at our Company. Our Board has determined that, other than Dr. Dilly by virtue of his position as Chairman, President and Chief Executive Officer, none of our current directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the listing requirements and rules of The Nasdaq Stock Market LLC (“Nasdaq”). There are no family relationships among any of our directors or executive officers. Our former directors, Dr. Alison Moore and Dr. Jennifer Aaker, had no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, were “independent” as that term is defined under the listing requirements and rules of Nasdaq and had no family relationships among any of our directors or executive officers during the year ended December 31, 2024, in the period for which they served.

Board Leadership Structure

The role of Chairman of our Board was previously separate from the Chief Executive Officer position. In August 2024, our Board approved the amendment of our corporate governance guidelines allowing the combination of the roles of chairman of the Board and Chief Executive Officer position, and the creation of a Lead Independent Director position in the event that the chairman of the Board is not an independent director. In August 2024, the Board appointed the current Chief Executive Officer, Dr. Dilly, as Chairman of our Board. Simultaneously, the Board appointed Mr. Smith as the Lead Independent Director. The Lead Independent Director serves as a liaison between the Chairman of the Board and the independent directors, and maintains clearly defined and robust responsibilities, including having the authority to call meetings of the independent directors, leading executive sessions of the Board, and approving meeting agendas and schedules for the Board and information sent to the Board.

Our Board has determined that the current structure, a Lead Independent Director separate from the Chairman of the Board, is the most appropriate structure at this time. This structure allows the Chief Executive Officer, with his extensive knowledge of the business and his experience as Chief Executive Officer and President, to identify key focus areas for the Board and recommend relevant agendas. The Board believes that the combined roles of Chair and Chief Executive Officer enhance communication between the Executive Leadership Team and the Board, provide clear accountability, and support efficient decision-making, all of which are essential to effective governance, while the Board leadership structure ensures that, at all times, there will be an independent Director in a Board leadership position.

Board Meetings

Our Board held five meetings during 2024, with all of our directors having attended at least 75% of the combined total of (i) all meetings of the Board held during the period for which each such director was a member of the Board during 2024 and (ii) all meetings of committees of the Board of which the director was a member, held during the period for which such director was a member of such committee during 2024. Each member of our Board is free to suggest the inclusion of items on the agenda for each Board meeting. The independent members of our Board regularly meet in executive session without management or other employees present. The Board encourages its members to attend its annual meetings of stockholders. The following then-serving directors attended our 2024 annual meeting of stockholders: Dr. Dilly, Messrs. Dorgan and Smith, and Ms. Parker.

Board Committees

Our Board has the following standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, a science and technology committee and a strategy committee. The composition and responsibilities of the audit committee, the compensation committee, the nominating and corporate governance committee, the science and technology committee and the strategy committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of our Board committees entirely consist of, and throughout fiscal year 2024 consisted of, independent directors. Each member of our audit committee and each member of our compensation committee also satisfies, and throughout fiscal year 2024 satisfied, the heightened independence standards established by SEC rules and Nasdaq listing standards regarding independence of audit committee members and compensation committee members.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee selects the independent registered public accounting firm; evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fees; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; reviews our critical accounting policies and estimates; periodically reviews and assesses internal controls and treasury functions; and annually reviews the audit committee charter and the committee’s performance. Our audit committee reviews the relevant facts and circumstances of any related party transactions and any such transaction must be approved by our audit committee. Further, our audit committee reviews our code of business conduct and ethics and has the authority to investigate any reports received through the ethics helpline it implements, maintains and monitors and periodically reports to our Board with respect to information received through the ethics helpline and any related investigations. Our audit committee oversees the Company’s cybersecurity risk management programs and the design and operating effectiveness thereof, and reviews regular reports from our management on cybersecurity, data privacy, and other related risks relevant to the Company’s computerized information system controls and security.

The current members of our audit committee are H. Stewart Parker, David V. Smith and Dennis P. Wolf. Mr. Smith serves as the chair of our audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that each of Messrs. Smith and Wolf is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under applicable Nasdaq rules. Our audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. The audit committee charter can be found in the investors section of our website at www.codexis.com.

The audit committee met five times during 2024.

Compensation Committee

Our compensation committee reviews and recommends to our Board policies relating to compensation and benefits of our executive officers. Our compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. Our compensation committee also reviews and approves the grants of stock options and other equity awards under our stock plans. Our compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The compensation committee’s charter permits it to delegate any or all of its responsibilities to a subcommittee of compensation committee members, but only to the extent consistent with our Certificate of Incorporation, bylaws, Nasdaq rules and other applicable law. In 2024, the members of our compensation committee were Alison Moore (until September 2024), Rahul Singhvi, David V. Smith (beginning November 2024) and Dennis P. Wolf. The current members of our compensation committee are Rahul Singhvi, David V. Smith, Dennis P. Wolf and Cynthia Collins (beginning March 2025). Mr. Smith serves as the chair of our compensation committee. Our compensation committee operates under a written charter, which can be found in the investors section of our website at www.codexis.com.

The compensation committee met four times during 2024.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board, and for reviewing and assessing the composition of the committees of our Board and recommending assignment of directors to our committees. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters, including the review and recommendation of revisions to our corporate governance guidelines.

In 2024, the members of our nominating and corporate governance committee were Jennifer Aaker (until June 2024), Byron L. Dorgan, H. Stewart Parker (beginning April 2024) and David V. Smith (beginning April 2024). The current members of our nominating and corporate governance committee are Byron L. Dorgan (until the Annual Meeting), H. Stewart Parker, David V. Smith, and Christos Richards (beginning January 2025). Mr. Dorgan serves as the chair of our nominating and corporate governance committee. The nominating and corporate governance committee operates under a written charter, which can be found in the investors section of our website at www.codexis.com.

The nominating and corporate governance committee met five times during 2024.

Science and Technology Committee

Our science and technology committee assists our Board and management in understanding emerging or evolving scientific or technological issues of importance to the Company, overall industry trends, the status and progress of our research and development programs, the talent and skills our workforce needs to be successful and our intellectual property position. In addition, the science and technology committee advises management on our technology development programs in order to enable us to achieve our long-term strategic technology development objectives.

In 2024, the members of our science and technology committee were Esther Martinborough, Alison Moore (until September 2024), and Rahul Singhvi. The current members of our science and technology committee are Esther Martinborough, Rahul Singhvi and Raymond De Vré (beginning November 2024). Dr. Martinborough serves as the chair of our science and technology committee. The science and technology committee operates under a written charter, which can be found in the investors section of our website at www.codexis.com.

The science and technology committee met four times during 2024.

Strategy Committee

Our strategy committee assists our Board by making recommendations to our Board on the Company’s strategic direction and objectives, including evaluation of strategic actions and the ongoing performance and progress of the Company, and serve as a liaison between the Board and management. The current members of our strategy committee are Esther Martinborough, H. Stewart Parker, David V. Smith and Christos Richards (beginning January 2025). Ms. Parker serves as the chair of our strategy committee. The strategy committee operates under a written charter, which can be found in the investors section of our website at www.codexis.com.

The strategy committee met three times during 2024.

Risk Oversight

Our Board generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. In addition, our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The audit committee oversees management of financial risks and our cybersecurity risk management programs. Areas of cybersecurity risk are assessed bi-annually, and updates are reported by the Chief Financial Officer to the audit committee and senior management annually. Where our bi-annual cybersecurity risk assessment identifies areas for improvement, we document and track our remediation activities, which are also reported to the audit committee and senior management annually. Our compensation committee is responsible for overseeing the management of risks relating to our executive and other compensation plans and arrangements and employee retention. The nominating and corporate governance committee manages risks associated with the independence of our Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Our Board believes that administration of its risk oversight function has not affected the Board’s leadership structure.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses focus on achievement of annual goals, which may encourage the taking of risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and that our performance-based cash bonuses are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A portion of the compensation provided to our eligible employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Director Nominations

Our nominating and corporate governance committee is responsible for reviewing with our Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in Codexis’ industry and relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of Codexis’ operations; practical and mature business judgment, including the ability to make independent analytical inquiries; and diversity of business or career experience relevant to the success of Codexis, such as public policy and government relations. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and corporate governance committee may decide to retain an executive search firm to identify director candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above.

The nominating and corporate governance committee will also consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to Codexis, which notice must be delivered to, or mailed and received at, Codexis’ principal executive offices at 200 Penobscot Drive, Redwood City, California 94063, not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, in addition to the specific information required by Rule 14a-19(b) under the Exchange Act, submissions must include the name and address of the proposed nominee and the nominating person, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s and the nominating person’s indirect and direct interests in shares of our common stock, information regarding the relationships between the proposed nominee and the nominating person (and such nominating person’s affiliates and those with whom the nominating person is acting in concert), and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, which are available, without charge, upon request to our Secretary, at 200 Penobscot Drive, Redwood City, California 94063. Candidates recommended by our stockholders are evaluated in the same manner as candidates identified by a member of the nominating and corporate governance committee.

Board Diversity
Our directors represent a range of backgrounds and experiences. In evaluating Board composition and the suitability of new candidates for election and of existing directors for re-election
to the Board, the nominating and corporate governance committee may consider an individual’s diversity of business or career experience relevant to the success of the Company and diversity of viewpoints, background, experience and other demographics. Of our ten directors, three identify as female, and three of our directors are ethnically diverse.
Communication with the Board
Interested persons, including stockholders, may communicate with our Board by sending a letter to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, California 94063. Our Secretary will submit all correspondence to the Chairman of the Board and to any specific director to whom the correspondence is directed.
Code of Business Conduct and Ethics
Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics can be found in the investors section of our website at
www.codexis.com
. Please direct all requests to our Secretary at our principal executive offices at Codexis, Inc., 200 Penobscot Drive, Redwood City, California 94063. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and officers, on our website identified above.
Insider Trading Compliance Program
Our insider trading policy (the Company’s Insider Trading Compliance Program) governs the purchase, sale and other disposition of Codexis’ securities by us and our directors, officers, employees, consultants, and contractors, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as listing standards, applicable to us. A copy of our Insider Trading Compliance Program is included as Exhibit 19.1 to our Annual Report on Form
10-K
filed with the SEC on February 27, 2025.
Derivatives Trading, Hedging, and Pledging Policies
Our Insider Trading Compliance Program provides that no employee, officer, director, consultant, or member of the same household of any such individual, should directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety, including short sales, the purchase or writing of put or call options, hedging transactions, margin purchases, and pledges of the Company’s securities to secure margin loans or other loans. In addition, our Insider Trading Compliance Program specifically prohibits these types of transactions for employees, officers, and directors under
10b5-1
trading plans.
Director Compensation
Our
non-employee
director compensation policy, pursuant to which we compensate our non-employee
directors with a combination of cash and equity, is intended to be fair and competitive to account for the time and effort required of a director of the Company. With respect to 2024, our non-employee
directors received the annual cash compensation noted below, which was paid quarterly in arrears. The 2024 director compensation program did not change as compared to 2023 other than the establishment of a fee for our Lead
Independent
Director.

	Annual Retainer ($)
Board Chair	110,000	*
Board Director	50,000
Lead Independent Director	35,000
Audit Committee - Member	20,000
Audit Committee - Chair	30,000
Compensation Committee - Member	20,000
Compensation Committee - Chair	30,000
Nominating and Corporate Governance Committee - Member	10,000
Nominating and Corporate Governance Committee - Chair	15,000
Science and Technology Committee - Member	10,000
Science and Technology Committee - Chair	15,000
Strategy Committee - Member	10,000
Strategy Committee - Chair	15,000

*

Dr. Dilly, Chairman of the Board of Directors, President and Chief Executive Officer, does not receive any additional compensation for serving as Chairman of the Board of Directors. Please see the “2024 Summary Compensation Table” for the compensation received by Dr. Dilly with respect to 2024.

In addition to the annual cash retainers described above, in 2024, our non-employee director compensation policy provided that, upon initial election or appointment to our Board, each non-employee director is automatically granted restricted stock covering a number of shares of our common stock equal to $200,000 divided by the per share closing trading price of our common stock on the date of grant. Such initial restricted stock awards vest as to one-third of the total number of shares subject to the award on the first anniversary of the date the director commences service on our Board, with the remainder of the award vesting and becoming exercisable at a rate of one-third of the total number of shares subject to the award each year thereafter, subject to the director’s continued service to the Company on each applicable vesting date. In addition, the policy provided that, on the date of each annual meeting of stockholders, each non-employee director is granted a restricted stock award covering a number of shares of our common stock equal to $100,000 divided by the per share closing trading price of our common stock on the date of grant. Such annual restricted stock awards vest as to all of the shares subject to the award on the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to the director’s continued service to the Company on such vesting date. In April 2025, our Board amended our non-employee director compensation policy to provide for the grant of restricted stock units, rather than restricted stock, in connection with the initial and annual equity awards to our non-employee directors, subject to the same vesting terms described above.

In connection with his service as the Lead Independent Director beginning August 2024, Mr. Smith receives an annual cash retainer of $35,000. Additionally, Dr. Singhvi also receives an annual cash retainer of $25,000 as a member of our Strategic Advisory Board.

The following table sets forth information regarding compensation earned by our non-employee directors who served during the fiscal year ended December 31, 2024, other than Dr. Moore. Dr. Moore assumed the role of our Executive Vice President and Chief Technology Officer in September 2024 and, prior to such time, was a non-employee director. Please see the “2024 Summary Compensation Table” for the compensation received by Dr. Moore while serving as a non-employee director. Dr. Dilly, Chairman of the Board of Directors, President and Chief Executive Officer in 2024, did not receive any additional compensation for serving as a director. Please see the “2024 Summary Compensation Table” for the compensation received by Dr. Dilly with respect to 2024.

2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Raymond De Vré, Ph.D.(3)	7,473	200,000	—	207,473
Byron L. Dorgan	103,641	100,000	—	203,641
Esther Martinborough, Ph.D.	75,000	100,000	—	175,000
H. Stewart Parker	87,280	100,000	—	187,280
Rahul Singhvi, Sc.D.	80,000	100,000	25,000	205,000
David V. Smith	114,835	100,000	—	214,835
Dennis P. Wolf	90,000	100,000	—	190,000
Jennifer Aaker, Ph.D.(4)	26,703	—	—	26,703

(1)

The amounts reported in the “Stock Awards” column reflect the grant date fair value of restricted stock awards or restricted stock units granted during the year ended December 31, 2024 calculated in accordance with FASB ASC Topic 718. The grant date fair value for the restricted stock awards or restricted stock units is determined based on the closing stock price on the date of grant. The following table sets forth the number of shares of restricted stock awards or restricted stock units and stock options held by each non-employee director as of December 31, 2024.

Name	Options Outstanding (#)	Shares of Restricted Stock / Restricted Stock Units Outstanding (#)
Raymond De Vré, Ph.D.(3)	—	47,846
Byron L. Dorgan	—	30,120
Esther Martinborough, Ph.D.	—	30,120
H. Stewart Parker	—	42,746
Rahul Singhvi, Sc.D.	10,000	40,569
David V. Smith	—	30,120
Dennis P. Wolf	—	30,120
Jennifer Aaker, Ph.D.(4)	—	—

(2)

The amount reported in the “All Other Compensation” column reflect the fees earned or paid to Dr. Singhvi during the year ended December 31, 2024 in connection with his service as a member of our Strategic Advisory Board.

(3)	Dr. De Vré was appointed to our Board effective November 7, 2024.
(4)	Dr. Aaker did not stand for re-election at our 2024 annual meeting of stockholders.

PROPOSAL 2

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has selected KPMG as our independent registered public accounting firm for the year ending December 31, 2025, and has further directed that management submit the selection of our independent registered public accounting firm for 2025 for ratification by the stockholders. KPMG has audited our financial statements since the year ended December 31, 2024. Representatives of KPMG are expected to be present at the Annual Meeting virtually with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Representatives of BDO USA, P.C. (“BDO”), our former independent registered public accounting firm, will not be present at the Annual Meeting and will not be available to respond to your questions or make a statement.

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders’ best interests.

Change in Independent Registered Public Accounting Firm

Following a thorough process that included proposals from multiple firms, on February 29, 2024, the Audit Committee dismissed BDO as our independent registered public accounting firm, in which capacity BDO had served since 2013, and approved the engagement of KPMG our independent registered public accounting firm for the year ended December 31, 2024.

During the Company’s fiscal years ended December 31, 2023 and December 31, 2022 and the subsequent interim period through February 29, 2024, we did not have any disagreement with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter of the disagreement in their reports on our consolidated financial statements. In addition, during the fiscal years ended December 31, 2023 and December 31, 2022 and the subsequent interim period through February 29, 2024, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that a material weakness in internal control over financial reporting was identified in the first quarter of 2022 related to management’s controls over the revenue recognition process in the three months ended March 31, 2022, as described in Item 4 of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022. As reported in Part II, Item 9A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, management concluded that the material weakness was remediated during the fourth quarter of 2022 and that, as of December 31, 2022, our internal control over financial reporting was effective. BDO’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2023 and December 31, 2022 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

We provided BDO with a copy of the required auditor change disclosures prior to filing the disclosures with the SEC on Form 8-K on March 6, 2024 (the “8-K”) and requested that BDO furnish us with a letter addressed to the SEC stating whether or not it agreed with the statements in Item 4.01(a). BDO confirmed they agreed with the statements contained in the third and fourth paragraphs in Item 4.01(a) of the 8-K. A copy of BDO’s letter, dated March 5, 2024, was filed as Exhibit 16.1 to the 8-K.

In connection with the appointment of KPMG as our independent registered public accounting firm for the year ended December 31, 2024, we did not consult KPMG on any matter relating to either (i) the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Principal Accounting Fees and Services

The table below summarizes the fees and expenses billed to us by our independent registered public accountants for the years ended December 31, 2024 and 2023. There were no audit-related fees, tax fees, or other fees billed to us by our independent registered public accountants for the years ended December 31, 2024 and 2023.

KPMG:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	Total
2024	$1,187,524	$—	$—	$—	$1,187,524

BDO:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	Total
2024	$530,000	$—	$—	$—	$530,000
2023	$1,574,854	$—	$—	$—	$1,574,854

Audit Fees

This category includes fees associated with professional services rendered for the audit of our annual financial statements and the effectiveness of our internal control over financial reporting, issuance of consents in connection with registration statements, providing comfort letters in connection with Codexis’ funding transactions and for the review of our interim financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

There were no fees for services rendered by KPMG and BDO that fall into the classification of audit-related fees for the years ended December 31, 2024 and 2023.

Tax Fees

There were no fees for services rendered by KPMG and BDO that fall into the classification of tax fees for the years ended December 31, 2024 and 2023.

All Other Fees

There were no fees for services rendered by KPMG and BDO that fall into the classification of all other fees for the years ended December 31, 2024 and 2023.

Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by Codexis or its subsidiaries to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. Our audit committee may delegate authority to a member of the audit committee to provide such pre-approvals for audit or non-audit services, provided that such person will be required to report all such pre-approvals to the full audit committee at its next scheduled meeting. All fees paid to KPMG and BDO for audit and non-audit services provided during years 2024 and 2023, respectively, were pre-approved by the audit committee in accordance with the policy described above.

Board Recommendation

THE BOARD AND AUDIT COMMITTEE RECOMMEND A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Reform Act”) added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, our Board has approved the submission of the following resolution to our stockholders for approval at the Annual Meeting:

“RESOLVED, that the compensation paid to Codexis, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation program is designed to attract talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short-term and long-term components, cash and equity, and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize, retain and reward our named executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives. For more information on our executive compensation program, please refer to the “Compensation Discussion and Analysis” section of this proxy statement.

This vote is advisory, which means that the vote on executive compensation is not binding on Codexis, our Board or our compensation committee. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, our compensation committee and our Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Unless our Board changes its policy with respect to the frequency of the advisory vote on executive compensation, the next such vote will be held at our next annual meeting of stockholders.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING, ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO OUR 2019 INCENTIVE AWARD PLAN

Overview

We are asking our stockholders to approve the second amendment to the 2019 Plan, as amended (the “2019 Plan”) to increase the number of shares authorized and available for issuance under the 2019 Plan by 8,000,000 shares, resulting in an increase to the total shares authorized and available for issuance under the 2019 Plan from 15,897,144 shares, as previously approved in 2019 and 2023, to 23,897,144 (the “2019 Plan Second Amendment”). In April 2025, our Board, upon recommendation of the compensation committee, approved the increase by 8,000,000 shares of the shares authorized for issuance, subject to stockholder approval. The 2019 Plan was originally adopted by our Board in April 2019 and approved by stockholders in June 2019. In 2023, our stockholders approved an amendment to the 2019 Plan to increase the number of shares authorized and available for issuance by 8,000,000 shares (the “2019 Plan First Amendment”). For the purposes of Proposal 4, we refer to the 2019 Plan, as amended by the 2019 Plan Second Amendment, as the “Amended Plan.”

The Amended Plan includes provisions that implement compensation and governance best practices to help ensure our equity compensation aligns employee interests with those of our stockholders and incentivizes the creation of long-term stockholder value. Accordingly, our Board and compensation committee believe that the share increase to the Amended Plan is reasonable and appropriate at this time. Based on our projected usage of shares authorized for issuance under the Amended Plan, our current stock price and our reasonable expectation of future equity usage, we believe that the number of shares being requested for authorization under the Amended Plan is equivalent to what we anticipate as two years of usage based on expected key hires and aggregate equity need in a highly competitive talent market; however, share usage is ultimately dependent on a number of factors, such as stock price movement, participation levels and corporate activities that could impact our grant practices.

Employees and consultants of the Company, its subsidiaries and affiliates, as well as members of our Board, are eligible to receive awards under the 2019 Plan. The Amended Plan provides for the grant of incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock awards (“RSAs”), restricted stock units (“RSUs”), other stock or cash-based awards and dividend equivalents to eligible individuals.

As of the Record Date, we had an aggregate of 82,844,849 shares of common stock outstanding and a total of approximately 2,474,933 shares of common stock reserved for issuance and available for future grants under the 2019 Plan. As of the Record Date, there were approximately 9,549,528 shares of common stock subject to options outstanding under the 2019 Plan and our other equity incentive plans, with an approximate weighted average exercise price of the outstanding options of $5.19 per share and an approximate weighted average remaining contractual term for the outstanding options of 7.41 years. As of the Record Date, there were also approximately 1,821,479 RSUs outstanding under the 2019 Plan and our other equity incentive plans.

Approval of the 2019 Plan Second Amendment will constitute approval pursuant to the stockholder approval requirements of Section 422 of the Code, relating to ISOs. If our stockholders do not approve the 2019 Plan Second Amendment, the additional shares proposed by the 2019 Plan Second Amendment will not become available for issuance; instead, the 2019 Plan will continue in full force and effect, without giving effect to the 2019 Plan Second Amendment, and we may continue to grant equity-based awards under the Plan to the extent that shares remain available for grant under the 2019 Plan.

Equity Awards as a Key Component of Our Compensation Program

We are asking our stockholders to approve the 2019 Plan Second Amendment because the availability of an adequate reserve of shares under the 2019 Plan is an integral part of our compensation program, as well as our continued growth and success.

We provide a significant portion of our employees’ compensation opportunities in the form of equity awards which we believe helps align the interests of our employees with our stockholders and provide our employees with incentive to drive long-term growth in our stock price. Further, as discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we have structured our executive compensation program to provide our named executive officers appropriate incentives to help drive positive and sustainable long-term results. We believe that our executive compensation program is appropriately sensitive to Company financial performance and long-term stockholder returns, as the largest portion of our named executive officers’ compensation is in the form of equity-based long-term incentive awards.

The 2019 Plan was structured to provide the Company with the necessary flexibility to design long-term incentive programs for our employees that align with our compensation philosophy, and more effectively support the strategic priorities of our organization. The equity-based awards issued under the 2019 Plan increase our ability to attract, motivate and retain high quality talent, as providing equity-based awards is critical to achieving success as we compete for talent in our industry in which equity compensation is market practice and is expected by many existing personnel and prospective candidates. Further, we believe that grants of equity-based incentive awards are necessary to enable us to design and implement executive compensation programs that retain our key employees, and compensate those employees based on the performance of the Company and other individual performance factors, thereby aligning the goals and objectives of our employees with the interests of our stockholders. For example, the 2019 Plan allowed the Company to address retention challenges across the organization with an increase in time-based options, with a reduced three-year vesting period, and RSUs granted to the then-serving named executive officers and other Company employees as part of a strategic initiative to address these retention challenges.

If the 2019 Plan Second Amendment is not approved, we believe the foregoing goals and, specifically, the Company’s ability to structure a compensation program to attract, retain and incentivize key talent will be adversely affected.

Key Features of the Amended Plan

The Amended Plan reflects a broad range of compensation and governance best practices, as highlighted below, which are intended to align our equity compensation practices with current best practices.

•	Automated acceleration of awards only if not assumed or substituted. The Amended Plan provides that awards will automatically accelerate upon a change in control only if not assumed or substituted.

•

Prohibition of liberal stock recycling on all awards. The Amended Plan prohibits any shares withheld for taxes on all awards from being added back to the share reserve, in addition to prohibiting other practices considered to be liberal stock recycling with respect to stock options and SARs.

•	Minimum vesting requirements. Subject to limited exceptions, awards granted under the Amended Plan may not vest until the first anniversary of the date of grant.

•	Payment of dividends only if underlying awards vest. Under the Amended Plan, dividends and dividend equivalents may only be paid to the extent the underlying award vests.

•

No repricing of awards without stockholder approval. Under the Amended Plan, awards may not be repriced, replaced or regranted through cancellation or modification without stockholder approval if the effect would be to reduce the exercise price for the shares under the award.

•

No evergreen feature/stockholder approval required for stock reserve increases. The Amended Plan does not provide for an annual increase in the share reserve, and the Amended Plan may not be amended to increase the share reserve without stockholder approval.

•

Limitation on awards granted to directors. The grant date fair value of awards granted under the Amended Plan to any non-employee director during any calendar year may not exceed $750,000, subject to exceptions made by the plan administrator in extraordinary circumstances.

Background of Share Request

In its determination to approve the 2019 Plan Second Amendment, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which the Board believes is a primary incentive and retention mechanism for our employees, consultants and directors. The Board and compensation committee reviewed an analysis prepared by Pearl Meyer & Partners (“Pearl Meyer”), our compensation committee’s independent compensation consultant, which included an analysis of our historical share usage, certain burn rate metrics, the potential dilution associated with the Amended Plan and the costs of the Amended Plan.

This review included consideration of the following:

•

We had expected the additional share reserve, approved by the 2019 Plan First Amendment in 2023, to last two to three years. Given the limited amount of shares left in the 2019 Plan today, the board deemed the requested shares necessary and reasonable to drive our new corporate strategy. The new equity will continue to be used in a responsible manner as we have done in the past.

•

In determining the reasonableness of the Amended Plan share reserve, our compensation committee considered our historic burn rate. The following historical grant information results in an average annual burn rate for the last three fiscal years of 6.53% of the total of then-outstanding shares, or Basic Weighted Average Common Shares Outstanding, as shown in the following table, counting both options and full-value awards on a one-for-one basis. Our compensation committee considered our historic burn rate levels and the impact of utilizing regular annual equity compensation grants in determining how long the amended share authorization could potentially last.

Our three-year average burn rate was approximately 6.53%, as shown in the following table:

	2022	2023	2024	Three-Year Average
Options granted	1,999,884	2,046,421	4,837,623	2,961,309
Restricted Stock Units and Restricted Stock Awards granted	677,340	1,326,046	1,740,953	1,248,113
Performance Restricted Stock Units vested(1)	416,439	411,390	269,318	365,716
Total Shares(1)	3,093,663	3,783,857	6,847,894	4,575,138
Performance shares granted(2)	1,032,993	—	—	344,331
Weighted Average Shares Outstanding - Basic	65,343,574	68,130,840	73,408,340	68,960,918

(1)	Reflect the aggregate amount of options, RSUs and restricted stock awards granted, and PSUs vested in the applicable year.
(2)	Reflects PSU and performance-based option awards granted in the applicable year based on the achievement of “target” performance goals.

•

An additional metric that we use to measure the cumulative dilutive impact of our equity-based awards program is fully diluted overhang, which is the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled and (2) the number of shares available to be granted under our equity compensation plans, divided by the sum of (1) the total common shares outstanding, (2) the number of shares subject to equity awards outstanding but not exercised or settled, and (3) the number of shares available to be granted under our equity compensation plans. Our approximate overhang as of the Record Date was 16%. In addition, over 99% of our total outstanding options as of the Record Date are underwater meaning that the exercise price per share is greater than the closing trading price of a share of our common stock on the Record Date. If the 2019 Plan Second Amendment had been approved as of such date, our approximate potential overhang, as of the Record Date, would increase to 22% and then would decline over time.

•

We expect the share authorization under the Amended Plan to provide us with enough shares for awards for approximately two years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity during the next few years and forfeitures of outstanding awards under the Codexis, Inc. 2010 Equity Incentive Award Plan (the “2010 Plan”), and the 2022 and 2024 Employment Inducement Plans. However, future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Amended Plan could last for a shorter or longer time.

•

If we exhaust the reserve under the 2019 Plan without approval of the 2019 Plan Second Amendment, we would lose an important element of our compensation program which we believe is essential to attract, motivate and retain highly qualified talent, and which aligns the interests of our employees with our stockholders.

In light of the factors described above, the Board believes that the size of the share reserve proposed by the 2019 Plan Second Amendment is reasonable and appropriate at this time.

Summary of the Amended Plan

A summary of the principal provisions of the Amended Plan, including a number of important compensation and governance best practices we implemented to help ensure the Amended Plan furthers our compensation plan objectives and supports long-term stockholder interests, is set forth below. The summary is qualified by reference to the full text of the 2019 Plan, as amended by the 2019 Plan Second Amendment, which is attached to this Proxy Statement as Appendix A.

Administration

The Amended Plan may be administered by the Board, compensation committee or other committee designated by the Board. To the extent required to comply with Rule 16b-3 of the Exchange Act, it is intended that each member of the committee will be a “non-employee director” within the meaning of Rule 16b-3. The committee or our Board may delegate its powers under the Amended Plan to one or more members of the Board or one or more directors, officers or managers of the Company or any subsidiary, provided that no officer may be delegated the authority to grant awards to or amend awards held by senior executives of the Company who are subject to Section 16 of the Exchange Act or any officer or director to whom authority to grant or amend awards has been delegated. The Board has designated the compensation committee as the administrator of the Amended Plan. The Board, committee or delegate thereof, as applicable, are referred to herein as the “plan administrator.”

The plan administrator has the authority to administer the Amended Plan, including the power to determine eligibility, the types and sizes of awards, the price and vesting schedule of awards, the methods for settling awards, the method of payment for any exercise or purchase price, any rules and regulations the plan administrator deems necessary to administer the Amended Plan, and the acceleration or waiver of any vesting restriction.

Eligibility

Persons eligible to participate in the Amended Plan include all members of the Board, comprised of nine non-employee directors as of the Record Date, all employees of the Company and its subsidiaries (approximately 188 employees, including four executive officers, as of the Record Date) and consultants of the Company and its subsidiaries (approximately three as of the Record Date), in each case, as determined by the plan administrator.

Limitation on Awards and Shares Available

If our stockholders approve the 2019 Plan Second Amendment, the number of shares of common stock authorized for issuance under the Amended Plan is equal to the sum of (i) 23,897,144 shares and (ii) any shares subject to awards granted under the 2010 Plan that were outstanding as of April 22, 2019 and thereafter expire, are cancelled or otherwise terminate; provided, that no more than 22,000,000 shares may be issued pursuant to the exercise of ISOs. The shares issued pursuant to an award under the Amended Plan may be authorized but unissued shares, shares purchased by the Company on the open market or treasury shares.

If any shares subject to an award under the Amended Plan or any award under the 2010 Plan are forfeited, expire or are settled for cash, any shares deemed subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Amended Plan. However, the following shares may not be used again for grant under the Amended Plan: (1) shares tendered or withheld to satisfy the exercise price of an option; (2) shares tendered or withheld to satisfy the tax withholding obligations with respect to an award; (3) shares subject to a SAR (or other stock-settled award) that are not issued in connection with the stock settlement of the SAR or other award on its exercise; and (4) shares purchased on the open market with the cash proceeds from the exercise of stock options. Awards granted under the Amended Plan in connection with the assumption or substitution of outstanding equity awards previously granted by a company or other entity in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the Amended Plan.

As of the Record Date, the closing price of a share of our common stock was $2.11.

The grant date fair value of awards (including cash-based awards) granted under the Amended Plan to any non-employee director during any calendar year may not exceed $750,000. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, provided that the director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

In addition, awards granted under the Amended Plan must vest no earlier than one year measured from the date of grant and no award agreement shall reduce or eliminate such minimum vesting requirement, provided that an award may provide that such minimum vesting restrictions may lapse or be waived upon a participant’s termination of service or death or disability. In addition, up to an aggregate of 5% of the number of shares available for issuance under the Amended Plan as of its original effective date may be granted without regard to the foregoing minimum vesting requirement. For the purposes of awards to non-employee directors, a vesting period shall be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders.

Awards

The Amended Plan provides for the grant of ISOs, NQSOs, SARs, restricted stock, RSUs, other stock or cash-based awards and dividend equivalents. All awards under the Amended Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Vesting conditions determined by the plan administrator may include continued service, attainment of performance goals and/or other conditions. No fractional shares shall be issued or delivered pursuant to the Amended Plan or any award thereunder.

Options. Stock options provide for the purchase of shares of common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NQSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of an option may not be less than 100% of the fair market value of the underlying stock on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute stock options granted in connection with a corporate transaction. The term of an option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying stock on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. SARs under the Amended Plan will be settled in cash or shares, or in a combination of both, as determined by the plan administrator. Unless otherwise provided by the plan administrator or otherwise directed by the participant, each vested and in-the-money SAR will be automatically exercised on the last business day prior to the expiration of its original term.

Restricted Stock Awards. RSAs are awards of nontransferable shares of common stock that remains forfeitable unless and until specified vesting conditions are met. In general, RSAs may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock will have voting rights and will have the right to receive dividends; however, dividends may not be paid until the applicable shares of restricted stock vest.

Restricted Stock Units. RSUs are contractual promises to deliver shares of common stock (or the fair market value of such shares in cash) in the future, which may also remain forfeitable unless and until specified vesting conditions are met. RSUs generally may not be sold or transferred until vesting conditions are removed or expire and the underlying shares are distributed to the participant. The shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time the RSUs are settled in shares. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. On the settlement date or dates, we will issue to the participant unrestricted, fully transferable shares of common stock (or the fair market value of one such shares in cash) in respect of the vested RSUs.

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents may accrue on awards, but shall not be payable unless and until the applicable award vests.

Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of common stock and other awards valued wholly or partially by referring to, or otherwise based on, our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

Amendment and Termination

Our Board may amend or terminate the Amended Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the aggregate number of shares available under the Amended Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying share. In addition, no amendment, suspension or termination of the Amended Plan may, without the consent of the affected participant, materially and adversely affect the participant’s rights. No ISO may be granted pursuant to the Amended Plan after the tenth anniversary of the date the 2019 Plan was adopted by our Board.

Corporate Transactions

The plan administrator has broad discretion to take action under the Amended Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Amended Plan and outstanding awards.

If a Change in Control (as defined in the Amended Plan) of the Company occurs and the successor refuses to assume or substitute for an award, the award will accelerate and become fully vested and exercisable upon the Change in Control and all restrictions on the award will lapse.

U.S. Federal Income Tax Consequences

This discussion regarding federal tax consequences is intended for the general information of our stockholders, not Amended Plan awardees. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Amended Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Amended Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Code Section 162(m)

Code Section 162(m) generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation.

Federal Tax Treatment of Award Types

With respect to NQSOs, the Company (or, if applicable, the affiliate employer) is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise.

A participant receiving ISOs will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of such shares will be treated as a long-term capital gain or loss, and the Company (or, if applicable, the affiliate employer) will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one which does not meet the requirements of the Code for ISOs and the tax consequences described for NQSOs will apply.

The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NQSOs; nontransferable restricted stock subject to a substantial risk of forfeiture will result in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions constituting a substantial risk of forfeiture applicable to the restricted stock lapse (unless the recipient elects to accelerate recognition as of the date of grant); RSUs, stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company (or, if applicable, the affiliate employer) will generally have a corresponding deduction at the time the participant recognizes income, subject to Code Section 162(m).

New Plan Benefits

As of the Record Date, 8,199,804 shares subject to stock options and performance-based stock options, 2,638,974 RSUs, 605,857 PSUs and 703,462 shares of restricted stock have been granted under the Amended Plan. Other than with respect to annual grants of restricted stock award to our non-employee directors that will be made immediately following the date of the Annual Meeting, all future awards under the Amended Plan are subject to the discretion of the plan administrator, and therefore it is not possible to determine the benefits that will be received in the future by other participants in the Amended Plan. Therefore, the table below provides information only for our non-employee directors.

Name and Position	Dollar Value ($)	Number of Units
Named Executive Officers:	—	—
Stephen Dilly, M.B.B.S, Ph.D., Chairman of the Board of Directors, President and Chief Executive Officer	—	—
Georgia Erbez, Chief Financial Officer	—	—
Kevin Norrett, M.B.A., Chief Operating Officer	—	—
Alison Moore, Ph.D., Executive Vice President and Chief Technical Officer	—	—
Sriram Ryali, M.B.A., Former Chief Financial Officer	—	—
Margaret Nell Fitzgerald, Former Chief Legal and Compliance Officer, General Counsel and Secretary	—	—
All Current Executive Officers, as a Group	—	—
All Current Non-Executive Directors, as a Group	$800,000	(1)
All Employees, including All Current Officers Who Are Not Executive Officers, as a Group

(1)

Our non-employee director compensation policy provides that on the date of each annual meeting of stockholders, each non-employee director is granted a restricted stock award, or restricted stock units as determined by the Board in its sole discretion, covering a number of shares of our common stock equal to $100,000 divided by the per share closing trading price of our common stock on the date of grant, which vests as to all of the shares subject to the award on the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to the director’s continued service through the vesting date.

Awards Granted Under the 2019 Plan

The following table shows the number of shares of our common stock underlying options and performance-based stock options, RSUs, RSAs and PSUs granted (even if not currently outstanding) under the 2019 Plan through the Record Date by certain individuals and certain groups of individuals.

Certain awards set forth in this table for the named executive officers were granted in fiscal year 2024 and therefore also are included in the “2024 Summary Compensation Table” set forth in this Proxy Statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in fiscal year 2024 and therefore also are included in the “Director Compensation Table” set forth in this Proxy Statement and are not additional awards.

Name and Position	Shares of Common Stock Underlying Stock Options (#)	Restricted Stock Units (#)	Performance Stock Units (#)	Restricted Stock Awards (#)
Named Executive Officers:
Stephen Dilly, M.B.B.S, Ph.D., Chairman of the Board of Directors, President and Chief Executive Officer	2,430,500	344,675	340,000	33,974
Georgia Erbez, Chief Financial Officer(1)	161,250	26,875	—	—
Kevin Norrett, M.B.A., Chief Operating Officer	956,280	101,725	98,184	—
Alison Moore, Ph.D., Executive Vice President and Chief Technical Officer	461,250	76,875	—	98,696
Sriram Ryali, M.B.A., Former Chief Financial Officer	314,125	52,350	—	—
Margaret Nell Fitzgerald, Former Chief Legal and Compliance Officer, General Counsel and Secretary	721,900	60,350	77,273	—
All Current Executive Officers, as a Group(1)	5,045,305	662,850	515,457	132,670
All Current Directors who are not Executive Officers, as a Group	10,000	163,170	—	570,792
Current Director Nominees:
David V. Smith	—	—	—	94,690
Dennis P. Wolf	—	—	—	94,690
Each Associate of any such Directors, Executive Officers or Nominees	—	—	—	—
Each Other Person who Received or is to Receive 5% of such options, Warrants or Rights	—	—	—	—
All Employees, including all Officers who are not Executive Officers, as a Group	3,144,499	1,812,954	90,400	—

(1)

The number of shares reported in the “Shares of Common Stock Underlying Stock Options” and “Restricted Stock Units” columns did not include the 300,000 shares subject to stock options and 50,000 shares of restricted stock units received by Ms. Erbez in connection with the commencement of her employment as Chief Financial Officer as those awards were granted under the 2024 Inducement Plan.

Vote Required

To be approved, this proposal must receive a “For” vote from the holders of a majority in voting power of the shares present in person by attendance online or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as voting against. Because this matter is considered “non-routine,” broker non-votes will not have any effect on the proposal.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE CODEXIS, INC. 2019 INCENTIVE AWARD PLAN.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following overview highlights and summarizes information regarding executive compensation and does not purport to contain all of the information that is necessary to gain an understanding of our executive compensation policies and decisions. Please carefully read the Compensation Discussion and Analysis section and the compensation tables and related disclosures that follow for a more complete understanding of our executive compensation program. As a smaller reporting company, we are not required to include a “Compensation Discussion and Analysis” and are permitted to exclude certain executive compensation tables from our disclosure. We have elected to include a Compensation Discussion and Analysis on a voluntary basis. In addition, while Georgia Erbez is not a “named executive officer” under the SEC disclosure rules for 2024, we are including Georgia Erbez as an additional named executive officer on a voluntary basis solely for purposes of this Proxy Statement.

Codexis, Inc. is a leading provider of enzymatic solutions for efficient and scalable therapeutics manufacturing, and we leverage our proprietary CodeEvolver® directed evolution technology platform to discover, develop, enhance, and commercialize novel, high-performance enzymes and other classes of proteins. Our business requires a talented, motivated and capable leadership team. To that end, our executive compensation program plays a vital role in our ability to attract, retain and motivate top talent for continued business success.

2024 Executive Compensation Program Summary. Our executive compensation program is designed to attract and retain talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize, retain and reward our named executive officers for achieving our objectives. Our executive compensation program is also intended to make us competitive in our industry, where there is considerable competition for talented executives.

For 2024, our named executive officers and their positions during 2024 were as follows:

•	Stephen Dilly, M.B.B.S, Ph.D., our Chairman of the Board of Directors, President and Chief Executive Officer;

•	Georgia Erbez, our Chief Financial Officer;

•	Kevin Norrett, M.B.A., our Chief Operating Officer;

•	Alison Moore, Ph.D., our Executive Vice President and Chief Technical Officer;

•	Sriram Ryali, M.B.A., our former Chief Financial Officer; and

•	Margaret Nell Fitzgerald, our former Chief Legal and Compliance Officer, General Counsel and Secretary.

In 2024, we experienced a number of leadership changes. Effective September 30, 2024, Mr. Ryali ceased to serve as our Chief Financial Officer and Georgia Erbez was appointed to serve as Chief Financial Officer. Mr. Ryali became entitled to receive severance payments under his change of control severance agreement based on a qualifying termination of employment without cause and remained with the Company as a consultant to assist in the transition of his role through February 28, 2025. Effective October 1, 2024, Ms. Fitzgerald ceased to serve as our Chief Legal and Compliance Officer, General Counsel and Secretary. Ms. Fitzgerald became entitled to receive severance payments under her change of control severance agreement based on a qualifying termination of employment without cause and remained with the Company as a consultant to assist in the transition of her role through February 28, 2025.

2024 Performance Highlights

Throughout 2024, we continued to focus our resources on programs that we believe have the strongest probability of creating significant value in the near-term and beyond, including the advancement and commercialization of our Enzyme-Catalyzed Oligonucleotide Synthesis (“ECO Synthesis™”) manufacturing platform and growing our complementary pharma biocatalysis business. We leverage our enzyme-based solutions to offer clients a true partnership approach to complex therapeutic manufacturing, and we have expanded our portfolio of capabilities to include services across method development and analytics, manufacturing, and ongoing support for regulatory and Chemistry, Manufacturing, and Controls documentation.

In addition, we met key financial and operational performance objectives in 2024.

•

Product revenue, excluding enzyme sales related to PAXLOVID™, increased to $36.8 million for fiscal year 2024 compared to $34.8 million for fiscal year 2023. Total product revenue on a GAAP basis for fiscal 2024 was $36.8 million compared to $42.9 million for fiscal 2023.

•

In February 2024, we entered into a loan and security agreement with an affiliate of Innovatus Capital Partners, LLC for up to $40.0 million. The proceeds of this transaction support the ongoing development and commercialization of our ECO Synthesis™ platform, including the build-out of our ECO Synthesis™ Innovation Lab.

•

In September 2024, we increased our cash reserves through capital raises totaling $31.0 million via our existing at-the-market (ATM) facility. The expanded funds provide us with a path to cash flow positivity, anticipated by the end of 2026.

•

As part of our portfolio streamlining and strategic actions, we finalized a purchase agreement with Crosswalk Therapeutics for our gene therapy assets, and we announced the licensing of a genomics life science enzyme portfolio to Alphazyme, LLC, part of Maravai LifeSciences.

We also achieved the following major wins and milestones that we anticipate will position the Company for future growth:

•

Throughout 2024, we strengthened the organization by onboarding new leaders across our executive management team, Board of Directors, and strategic advisory board to support the successful commercialization of our ECO Synthesis™ platform and drive revenue growth.

•

As of December 31, 2024, we sell enzymes as biocatalysts to pharmaceutical manufacturers for 16 therapeutic drugs that are currently approved for commercial sales and 14 therapeutic drug candidates that are in Phase 2 and Phase 3 clinical trials.

•

In March 2024, we received the first commercial order for our double-stranded ribonucleic acid (“dsRNA”) ligase from a large pharmaceutical company, highlighting customer demand for the use of enzymatic solutions in existing small interfering ribonucleic acid (“siRNA”) manufacturing processes.

•

At the TIDES Europe meeting in November 2024, we presented data in a joint poster presentation with Bachem, one of the world’s leading CDMO in oligonucleotide manufacturing. The data provided compelling external validation of the superior performance of our engineered dsRNA ligases over the wild type enzymes in use today across both volumetric productivity and substrate versatility. We also announced we completed a proof-of-concept technical collaboration with a major siRNA drug innovator, where we synthesized their desired oligonucleotide fragments using our enzymatic process.

•

At the end of 2024, we completed the build-out of our ECO Synthesis™ Innovation Lab. This facility allows us to optimize the development and scaling of a manufacturing process of a customer’s specific siRNA asset before completing the technology transfer to a CDMO partner for bulk GMP-grade production of drug substance to supply the customer’s clinical trials and eventual commercialization. It is also designed to enable the manufacture of GLP-grade RNA interference (“RNAi”) therapeutic material in sufficient quantities to support customers’ preclinical development.

Commitment to Pay-for-Performance. We have structured our executive compensation program to provide our named executive officers appropriate incentives to help drive positive and sustainable long-term results. We believe that our executive compensation program is appropriately sensitive to Company financial performance and long-term stockholder returns, as the largest portion of our named executive officers’ compensation is in the form of performance-based cash and equity-based long-term incentive awards.

The key components of our compensation program for our named executive officers and actions taken in 2024 with respect to those components are as follows:

•

Limited Base Salary Increases for Continuing Named Executive Officers; Competitive Base Salaries for New Named Executive Officers. Base salaries represent a fixed component of our executive compensation program that are intended to keep us competitive with the market while remaining cost effective and providing security to our named executive officers as a predictable stream of income. We established the base salaries of our two new named executive officers that joined us during the year pursuant to arm’s length negotiations after considering market data, base salary with prior employer and in light of the named executive officer’s skillset and experience.

•

Annual Cash Incentive Bonuses Tied to Performance. Our named executive officers participate in the Executive Incentive Compensation Plan. For 2024, our compensation committee determined we achieved 100% of the corporate performance goals. We believe that the contingent nature of the award of annual cash bonuses for 2024 reflects our continued emphasis on pay-for-performance.

•

Equity Awards as a Key Component of Compensation. Our compensation committee provides a significant portion of our named executive officers’ target total direct compensation opportunity in the form of equity awards which we believe helps align the interests of our named executive officers with our stockholders and provide our named executive officers with incentive to drive long-term growth in our stock price.

Commitment to Strong Governance Standards. We are committed to having strong governance standards with respect to our executive compensation policies and practices. The Company has a number of executive compensation practices that we believe reflect the interests of our stockholders and governance best practices, including:

•	We use a mix of fixed and variable compensation, with an emphasis on variable, at-risk performance-based compensation.

•	We have no “gross up” agreements or entitlements to excise taxes on severance or other payments in connection with a change in control.

•	We do not offer any other “gross up” agreements or entitlements on perquisites and benefits, except for relocations that are under our control and are at our direction.

•	We provide for multi-year vesting periods for equity award grants to reinforce a culture in which the Company’s executives remain focused on the Company’s long-term success.

•	We do not reprice stock options.

•	We do not allow hedging or pledging of our stock by directors or employees.

•	We offer minimal perquisites to our named executive officers.

•	We do not maintain any pension benefits or nonqualified deferred compensation plans.

•

Our compensation committee engages its own independent compensation consultant, Pearl Meyer, which performs an annual comprehensive market analysis of our executive compensation programs and pay levels.

•	We provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers on an annual basis.

•	Based on our annual risk assessment, our compensation program does not present any risk that is reasonably likely to have a material adverse effect on the Company.

Stockholder Advisory Vote on Executive Compensation

In its compensation review process, our compensation committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. At our 2024 annual meeting of stockholders, the Company received approval of approximately 94.7% of the votes cast for its “say on pay” vote. After considering the 2024 “say on pay” results, our compensation committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2024 “say on pay” vote.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation program for our named executive officers is designed to achieve the following objectives:

•	attract, engage and retain executives of superior ability, experience and managerial talent enabling us to be an employer of choice in our highly competitive and dynamic industry;

•	motivate and reward executives whose knowledge, skills and performance support our continued success;

•

encourage and inspire our executives to achieve key corporate performance objectives by linking incentive award opportunities to the achievement of individual and company-wide short- and long-term goals; and

•

align the interests of our executives and stockholders by providing a significant portion of total compensation opportunities for our executive officers in the form of direct ownership in our Company through stock options and other equity incentive awards, which will motivate executives to increase stockholder value.

Components of Our Executive Compensation Program and Determination of Compensation

The components of our executive compensation program consist primarily of base salaries, annual cash incentive bonuses, equity awards and broad-based benefits programs. We combine short-term compensation components (such as base salaries and annual cash incentive bonuses) and long-term compensation components (such as equity incentive awards) to provide an overall compensation structure that is designed to both attract and retain key executives as well as provide incentives for the achievement of short- and long-term corporate objectives.

Our compensation committee is responsible for evaluating and administering our compensation programs and practices for our named executive officers. Our compensation committee uses its judgment and experience and the recommendations of our Chief Executive Officer with respect to the compensation for our named executive officers (other than himself) to determine the appropriate mix of short- and long-term compensation components for each named executive officer. Short- and long-term compensation components are balanced to encourage each named executive officer to use his or her time and talents to accomplish both our short- and long-term corporate objectives. Our Chief Executive Officer generally attends our compensation committee meetings to provide input on factors that may influence our compensation committee members’ consideration of compensation programs and individual compensation, including individual performance (other than with respect to their own performance), financial, legal and compensation parity considerations. In addition, our Chief Financial Officer and other members of management occasionally attend such compensation committee meetings when their expertise may be required based on the issues being discussed. No named executive officer is present at the meetings at the time that his or her own compensation is being reviewed by the compensation committee. Our compensation committee analyzes each of the primary elements of our compensation program to evaluate whether our executive officers’ overall compensation is competitive with executive officers in similar positions at comparable companies in our labor market and to assess internal compensation equality among incentive awards for our employees, including our named executive officers.

Our compensation committee determines compensation for our executive officers, including our named executive officers, in large part based upon our financial resources, as well as competitive market data. Our compensation committee engaged Pearl Meyer to provide competitive market data and to provide advisory support to the compensation committee with regards to the compensation of our named executive officers. After review and consultation with Pearl Meyer, the compensation committee determined that Pearl Meyer is independent and that there is no conflict of interest resulting from retaining Pearl Meyer currently or during 2024. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and Nasdaq listing standards.

In August 2023, based on the recommendation of Pearl Meyer, our compensation committee adopted a peer group of companies to serve as a reference when reviewing the compensation levels for our named executive officers for 2024. The companies that formed our 2024 compensation peer group were selected from biotechnology and life sciences tools and services companies having business models and financial characteristics similar to us. After considering the recommendations of Pearl Meyer, we specifically selected companies that generally fell within the range of 0.5–2.0x of our Company in terms of revenue and within the range of 0.33–3.0x of market capitalization. The 2024 compensation peer group consisted of the following companies:

• Absci	• Personalis

• Akoya Biosciences	• Quanterix

• Alpha Teknova	• Quantum-Si

• Anika Therapeutics	• Rapid Micro Biosystems

• Avid Bioservices	• REGENXBIO

• Bionano Genomics	• Sangamo Therapeutics

• Harvard Biosciences	• Seer

• MaxCyte	• SomaLogic

• NanoString Technologies	• Standards BioTools

This 2024 peer group was determined following review of the peer group referenced for reviewing the 2023 compensation of our named executive officers, and appropriate changes were made based on the updated selection criteria. This resulted in the addition of the following 11 companies that fell within the peer group selection criteria noted above: Absci, Akoya Biosciences, Alpha Teknova, Bionano Genomics, Harvard Biosciences, MaxCyte, Personalis, Quantum-Si, Rapid Micro Biosystems, Seer, and Standards BioTools. In addition, Amyris, Atrion, Berkeley Lights, BioCryst Pharmaceuticals, Deciphera Pharmaceuticals, Editas Medicine, Heron Therapeutics, ImmunoGen, MacroGenics, Precigen, and Seres Therapeutics were removed as either they have a biotherapeutic focus or they were no longer viewed as comparable to the Company based on the criteria above.

In August 2023, when the peer group was adopted, the Company was at the 55th percentile for the last four quarters’ revenue and at the 30th percentile for a six month’s trailing market capitalization.

In determining the 2024 compensation for our named executive officers, we believe that the practices of the companies in the compensation peer group provided our compensation committee with relevant compensation information, not only because of the similarity of their business models and financial characteristics, but because several of these companies have similar organizational structures and tend to compete with us for executive talent.

Our overall compensation philosophy is to generally target the median of the market for base salaries and the compensation committee considers a range of market data as well as individual and Company performance when setting pay for executive officers. The compensation committee works within the general framework of this market-competitive philosophy to determine each component of our named executive officers’ compensation packages based on numerous factors, including:

•	the demand for the particular skill sets we need within the marketplace;

•	performance goals and other expectations for the position and the individual;

•	the individual’s background and relevant expertise, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons at the companies that participate in the surveys that we review; and

•	comparison to other executives within our Company having similar levels of expertise and experience.

During 2024, our compensation committee reviewed all aspects of our executive compensation program, including base salaries, annual cash incentive bonuses and equity grant targets for each of our named executive officers.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element of our executive compensation program, to a greater or lesser extent, serves each of our objectives as set forth above.

Annual Cash Compensation

Base Salary

The base salaries of our named executive officers are established when they are hired and reviewed annually and adjusted when necessary to reflect individual roles and performance and the competitive market. Our compensation committee also reviews each named executive officer’s annual base salary in comparison with other executives who are at the same level at our Company and seeks parity among executives within our Company who have similar levels of responsibility and authority. Our compensation committee believes that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that competitive base salaries can motivate and reward executives for their overall performance. Our compensation committee determined to increase Dr. Dilly, Mr. Norrett, Mr. Ryali and Ms. Fitzgerald’s 2024 base salary to align their pay with the competitive market, commensurate with their tenure and success in their roles.

Executive	2023	2024	Annual Increase
Stephen Dilly, M.B.B.S., Ph.D.	$710,000	$731,000	3%
Georgia Erbez(1)	$—	$500,000	—%
Kevin Norrett, M.B.A.	$468,000	$500,000	7%
Alison Moore, Ph.D.(1)	$—	$500,000	—%
Sriram Ryali, M.B.A.	$450,000	$463,500	3%
Margaret Nell Fitzgerald	$445,000	$458,350	3%

(1)	Ms. Erbez and Dr. Moore each commenced employment on September 30, 2024.

Annual Cash Incentive Bonuses

Our compensation philosophy with respect to annual cash incentive bonuses is designed to be consistent with our overall compensation program philosophy. In 2024, the annual cash incentive bonuses under our annual cash bonus program (the “Executive Incentive Compensation Plan”) were based solely on corporate performance to enhance alignment across the leadership team and organization.

In February 2024, our compensation committee established the target bonus percentages of 75% of annual base salary for Dr. Dilly and 50% of base salary for each of Mr. Norrett, Mr. Ryali, and Ms. Fitzgerald, which did not change from 2023. In connection with the commencement of their employment with the Company, our compensation committee established the target bonus percentages of 50% of annual base salary for each of Ms. Erbez and Dr. Moore.

In February 2024, our compensation committee approved the following performance goals, along with their related target and maximum attainable percentage points, for determining the corporate performance under our Executive Incentive Compensation Plan:

Goal	Target	Maximum Achievement
Financial growth and stability	35%	52%
Strategic ECO Synthesis™ platform deliverables	35%	52%
ECO Synthesis™ partnership	15%	23%
Organizational Development	15%	23%

Total	100%	150%

The compensation committee capped the overall maximum attainable total achievement at 150%. The specific performance goals are intended to be difficult to achieve and require performance above what our compensation committee has determined to be average performance to meet the minimum acceptable standard. Because each of our performance goals is related to our business strategy and is highly confidential, we do not publicly disclose them, as we believe their disclosure would provide our competitors, customers and other third-parties with significant insights regarding our confidential business strategies that could cause us substantial harm.

Failure to achieve the target result for any corporate performance goal results in a zero payout for that particular goal, but will not alone result in zero total bonus. The bonus amount is determined as follows:

Bonus Amount = (Base Salary) x (Target Percentage) x (Company Performance Achievement Level)

In February 2025, our compensation committee evaluated achievement of our corporate performance goals as follows:

Goal	Actual Achievement	Maximum Attainable
Financial growth and stability	40%	52%
Strategic ECO Synthesis™ platform deliverables	38%	52%
ECO Synthesis™ partnership	—%	23%
Organizational Development	22%	23%

Total	100%	150%

The following table sets forth the 2024 bonus targets and actual bonuses paid to our named executive officers:

Name of Executive Officer	Bonus Target (Base Salary x Target %) ($)	2024 Company Performance Achievement Level (%)	Bonus Payment ($)
Stephen Dilly, M.B.B.S, Ph.D.(1)	$535,163	100%	$535,163
Georgia Erbez(2)	$57,691	100%	$57,691
Kevin Norrett, M.B.A.(1)	$237,242	100%	$237,242
Alison Moore, Ph.D.(2)	$57,691	100%	$57,691
Sriram Ryali, M.B.A.(3)	$231,750	N/A	$173,812
Margaret Nell Fitzgerald(3)	$229,175	N/A	$171,881

(1)	Based on the base salary received in 2024.
(2)	Pro-rated based on commencement of employment on September 30, 2024.
(3)

Pursuant to the terms of their change of control severance agreements, the annual incentive cash bonus amounts received by Mr. Ryali and Ms. Fitzgerald were equal to 75% of their original bonus opportunity.

We believe that our annual cash incentive bonus plans help to attract and motivate our executives, encourage and inspire our executives to achieve key corporate performance objectives and to align the compensation payable to our executives with our corporate objectives, thereby maximizing stockholder value. By reevaluating the corporate goals under our bonus program for executives each year, we believe we provide sufficient and attainable incentives for our executives that align with both our financial and non-financial goals.

Equity Incentive Compensation

We believe that our long-term performance is best facilitated through a culture of executive equity ownership that encourages long-term investment by our named executive officers in our equity, thereby better aligning the named executive officers’ interests with the interests of our stockholders. During 2024, our compensation committee granted our named executive officers service-based stock options and restricted stock units.

As part of our annual refresh cycle, in January 2024, our Board granted Dr. Dilly a time-based option to purchase 860,500 shares of our common stock and 143,425 restricted stock units. Also in January 2024, our compensation committee granted each of Mr. Norrett, Mr. Ryali, and Ms. Fitzgerald a time-based option to purchase 314,125 shares of our common stock and 52,350 restricted stock units.

In connection with Ms. Erbez’s commencement of employment as Chief Financial Officer, our compensation committee granted her a time-based option to purchase 300,000 shares of our common stock and 50,000 restricted stock units.

In June 2024, Dr. Moore was granted 30,120 restricted stock awards in connection with her service as a member of our Board. In connection with Dr. Moore’s commencement of employment as Executive Vice President and Chief Technical Officer, our compensation committee granted her a time-based option to purchase 300,000 shares of our common stock and 50,000 restricted stock units.

While no single factor determined the size of these awards, our compensation committee generally considered the following factors in making such awards: internal equity within our management team; individual performance; tenure with our Company; equity awards newly appointed named executive officers held at their prior companies; the criticality of each named executive officer’s role at our Company; and the periodic equity incentive award practices observed by the companies in our 2024 compensation peer group. In January 2024, the compensation committee approved an increase in time-based options, with a reduced three-year vesting period, and RSUs granted to Dr. Dilly, Mr. Norrett, Mr. Ryali and Ms. Fitzgerald, and other Company employees as part of a strategic initiative to address retention challenges across the organization.

Time-based options granted in 2024 to Dr. Dilly, Mr. Norrett, Mr. Ryali and Ms. Fitzgerald, as part of our annual refresh cycle, vest as to one-third of the underlying shares on the first anniversary of the vesting commencement date and in substantially equal monthly installments over the subsequent two years, subject to continued service. All other time-based options granted in 2024 vest as to 25% of the underlying shares on the first anniversary of the vesting commencement date and in substantially equal monthly installments over the subsequent three years, subject to continued service. Restricted stock units vest in three substantially equal installments, subject to continued service. The vesting commencement date for time-based options and restricted stock units is generally the date of grant for refresh equity grants and the date of hire or promotion for new hire and promotion grants. In keeping with our market-competitive philosophy, our Board and compensation committee established the foregoing vesting schedules because it determined such vesting represents market practice in our industry based on the experience of the members of our compensation committee.

Termination-Based Compensation

Our compensation committee provides our named executive officers with termination of employment protection when it determines that such protection is deemed necessary to attract or retain an executive.

We believe that concerns about potential job loss or the possibility or occurrence of a change in control of the Company can create uncertainty for our executive officers that may unduly affect their performance. For example, the possibility of a change in control of the Company may create uncertainty for our named executive officers regarding their continued employment because such transactions frequently result in changes in senior management. Consequently, we have entered into an employment agreement with Dr. Dilly and a change of control severance agreement with our other named executive officers, which provide severance payments and benefits in the event of certain qualifying terminations, both within and outside of a change in control context. We believe that such arrangements are necessary to attract and retain talent in the markets in which we compete for talent.

In connection with their termination of employment in September and October 2024, respectively, Mr. Ryali and Ms. Fitzgerald entered into separation and consulting agreements with the Company memorializing their eligibility to receive severance benefits based on a qualifying termination of employment without cause under the terms of their change of control severance agreements.

The severance payments and benefits that are payable under the Company’s severance and change in control arrangements, and the actual severance benefits received by Mr. Ryali and Ms. Fitzgerald in connection with their terminations, are further described below in the section entitled “—Change in Control and Severance Arrangements.”

Other Compensation

All of our named executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life and disability insurance, 401(k) plan, and cell phone allowance. We currently provide Company contributions to the 401(k) plans for all employees, including our named executive officers. Consistent with our market-competitive compensation philosophy, we intend to continue to maintain these benefit plans and arrangements for our employees, including our named executive officers.

Pursuant to our employment agreement with Dr. Dilly, we provide Dr. Dilly an annual travel allowance of $40,000, which is intended to offset expenses Dr. Dilly incurs in travelling to our offices in Redwood City, California. Our Board approved the travel allowance at the time Dr. Dilly joined the Company as an executive officer in order to induce Dr. Dilly to commence employment with us.

Our compensation committee in its discretion may revise, amend or add to any executive’s benefits and perquisites if it deems it advisable. We currently do not believe it is necessary for the attraction or retention of management talent to provide our named executive officers with a substantial amount of compensation in the form of perquisites or other personal benefits.

Clawback Policy

We have adopted a clawback policy to comply with the requirements of the Dodd-Frank Reform Act and the final Nasdaq listing rules. Under our Policy on Recoupment of Incentive Compensation, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement under the federal securities laws, we will recoup from each current and former “executive officer” (within the meaning of Rule 10d-1 of the Exchange Act) any erroneously awarded inventive compensation, subject to limited exceptions.

Derivatives Trading, Hedging, and Pledging Policies

Our Insider Trading Compliance Program provides that no employee, officer, director, consultant or contractor, or any family member or member of the same household of any such person, should directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety, including short sales and the purchase or writing of put or call options. In addition, our Insider Trading Compliance Program specifically prohibits short sales, put and call options and other hedging transactions under 10b5-1 trading plans. In addition, our Insider Trading Compliance Policy provides that no employee, officer or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Submitted by the Compensation Committee of the Board of Directors:*

David V. Smith (Chair)

Rahul Singhvi, Sc.D.

Dennis P. Wolf

*	Excludes Ms. Collins who joined the board of directors and compensation committee on March 28, 2025.

2024 Summary Compensation Table

The following table summarizes the compensation that we paid to our named executive officers related to the year ended December 31, 2024 and, to the extent required by the SEC disclosure rules, the years ended December 31, 2023 and 2022.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Stephen Dilly, M.B.B.S., Ph.D.	2024	713,550	—	437,446	1,732,961	535,163	53,800	3,472,920
Chairman of the Board of Directors, President, and Chief Executive Officer	2023	710,000	—	612,000	1,144,598	585,750	69,867	3,122,215
	2022	279,449	200,000	2,388,192	2,751,350	190,103	84,057	5,893,152
Georgia Erbez	2024	115,382	—	148,500	609,780	57,691	240	931,593
Chief Financial Officer
Kevin Norrett, M.B.A.	2024	474,485	—	159,668	632,616	237,242	14,840	1,518,851
Chief Operating Officer	2023	468,000	—	122,400	228,920	257,400	14,160	1,090,880
	2022	112,500	—	595,977	1,519,305	47,813	240	2,275,835
Alison Moore, Ph.D.	2024	115,382	—	248,498	609,780	57,691	71,586	1,102,937
Executive Vice President and Chief Technical Officer
Sriram Ryali, M.B.A.	2024	354,202	—	159,668	632,616	173,812	163,379	1,483,677
Former Chief Financial Officer	2023	423,438	100,000	655,095	1,354,647	232,891	14,120	2,780,191
Margaret Nell Fitzgerald	2024	350,267	—	159,668	632,616	171,881	185,489	1,499,921
Former Chief Legal and Compliance Officer, General Counsel and Secretary	2023	445,000	—	43,520	84,785	244,750	14,160	832,215
	2022	74,167	200,000	465,950	1,414,354	25,700	160	2,180,331

(1)

Dr. Dilly was appointed our President and Chief Executive Officer effective as of August 9, 2022. Mr. Norrett was appointed our Chief Operating Officer effective as of October 3, 2022. Ms. Erbez was appointed as our Chief Financial Officer effective as of September 30, 2024. Dr. Moore was appointed as our Executive Vice President and Chief Technology Officer effective as of September 30, 2024 and, prior to her appointment, served as a non-employee director. Mr. Ryali ceased serving as our Chief Financial Officer effective as of September 30, 2024. Ms. Fitzgerald ceased serving as our Chief Legal and Compliance Officer, General Counsel and Secretary effective as of October 4, 2024.

(2)

The amounts reported in the “Stock Awards” and “Option Awards” columns for 2024 represent the grant date fair value of restricted stock units, restricted stock awards and stock options calculated in accordance with FASB ASC Topic 718. The grant date fair value for the restricted stock unit and restricted stock awards is determined based on the closing stock price on the date of grant. The valuation assumptions used in determining the grant date fair values for the option awards are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

(3)

The amounts reported in this column for 2024 reflect bonus payments made pursuant to the Executive Incentive Compensation Plan earned based on corporate and individual achievement and which were paid in early 2025. Please see the section “—Components of Our Executive Compensation Program—Annual Cash Compensation” above for more information.

(4)

Amounts reflect the following for each named executive officer: Dr. Dilly: a travel allowance of $40,000, and 401(k) matching contribution of $13,800; Mr. Norrett: a cell phone stipend of $1,040 and 401(k)

matching contribution of $13,800; Ms. Erbez: a cell phone stipend of $240; Dr. Moore: cash retainers of $67,500 for her service as a non-employee director prior to her appointment as Executive Vice President and Chief Technology Officer in September 2024, a cell phone stipend of $240 and 401(k) matching contribution of $3,846; Mr. Ryali: a cell phone stipend of $840, 401(k) matching contribution of $13,800, severance payment of $144,239, and payment of $4,500 for consulting fees related to transition of his role through February 28, 2025; and Ms. Fitzgerald: a cell phone stipend of $840, 401(k) matching contribution of $13,800, severance payment of $167,474, and payment of $3,375 for consulting fees related to transition of her role through February 28, 2025

Outstanding Equity Awards at 2024 Fiscal Year-End Table

The following table shows grants of stock options, restricted stock units and shares of restricted stock outstanding on December 31, 2024, the last day of our fiscal year, for each of our named executive officers.

			Option Awards				Stock Awards
Name	Vesting Commencement Date (1)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Stephen Dilly, M.B.B.S, Ph.D.	8/1/2022		408,333	291,667	6.73	8/1/2032	—	—
	2/21/2023		154,687	182,813	5.44	2/21/2033	—	—
	2/21/2023		—	—	—	—	75,000	357,750
	1/1/2024		—	860,500	3.05	1/1/2034	—	—
	1/1/2024		—	—	—	—	143,425	684,137
Georgia Erbez	10/10/2024		—	300,000	2.97	10/10/2034	—	—
	10/10/2024		—	—	—	—	50,000	238,500
Kevin Norrett, M.B.A.	10/3/2022		223,928	189,477	6.07	10/3/2032	—	—
	2/21/2023		30,937	36,563	5.44	2/21/2033	—	—
	2/21/2023		—	—	—	—	15,000	71,550
	1/1/2024		—	314,125	3.05	1/1/2034	—	—
	1/1/2024		—	—	—	—	52,350	249,710
Alison Moore, Ph.D.	6/11/2024	(3)	—	—	—	—	30,120	143,672
	10/10/2024		—	300,000	2.97	10/10/2034	—	—
	10/10/2024		—	—	—	—	50,000	238,500
Sriram Ryali, M.B.A.(4)	2/10/2023		170,792	201,845	5.86	5/31/2025	—	—
	2/10/2023		—	—	—	—	74,527	355,484
	1/1/2024		—	314,125	3.05	5/31/2025	—	—
	1/1/2024		—	—	—	—	52,350	249,710
Margaret Nell Fitzgerald(4)	11/8/2022		199,362	183,413	6.03	5/31/2025	—	—
	2/21/2023		11,458	13,542	5.44	5/31/2025	—	—
	2/21/2023		—	—	—	—	5,333	25,438
	1/1/2024		—	314,125	3.05	5/31/2025	—	—
	1/1/2024		—	—	—	—	52,350	249,710

(1)

Except as otherwise noted, each stock option vests as to 25% of the total number of shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the total number of shares subject to the option on each monthly anniversary thereafter, in each case, subject to continued service to us, and each restricted stock unit award vests in three substantially equal installments on each anniversary of the vesting commencement date, subject to continued service to us. Stock options granted on

January 1, 2024 vest as to one-third of the underlying shares on the first anniversary of the vesting commencement date and the remainder of the shares vest at a rate of 1/36th of the total shares subject to the option each month thereafter, in each case subject to continued service to us.
(2)	The market value of restricted stock units and performance stock units is calculated using $4.77, the closing trading price of our common stock on December 31, 2024.
(3)	Shares of restricted stock vest on the earlier anniversary of the date of grant or the next annual stockholder meeting, subject to continued service to us.
(4)	The equity awards reported in this table for Mr. Ryali and Ms. Fitzgerald continued to vest based on their continued service as consultants to the Company through February 28, 2025.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Employment, Change in Control and Severance Arrangements

We are party to an employment agreement with Dr. Dilly and a change of control severance agreement with each of Ms. Erbez, Mr. Norrett, and Dr. Moore and, prior to their termination of employment, each of Mr. Ryali and Ms. Fitzgerald, each of which provide for payments and benefits upon certain terminations of employment.

Under Dr. Dilly’s employment agreement, in the event that his employment is terminated without cause, he resigns for good reason or his employment is terminated due to death or disability (as such terms are defined in his employment agreement), he will be eligible to receive: an amount equal to 12 months of his base salary and 100% of his annual target bonus, payable in a cash lump sum; 12 months’ vesting acceleration for all outstanding equity awards (with any performance-based award deemed achieved at target); and continued healthcare coverage for up to 12 months. In addition, in the event Dr. Dilly’s employment is terminated without cause, he resigns for good reason, or his employment is terminated due to death or disability, in each case, within three months prior to or 12 months following a change in control of our Company, Dr. Dilly is entitled to receive a lump sum severance payment in an amount equal to 150% of his annual base salary and 150% of his annual target bonus, up to 18 months of continued health coverage and full acceleration of vesting for each of his outstanding equity awards. The employment agreement also provides that in the event Dr. Dilly’s employment with the Company is terminated by the Company without cause in connection with the sale or exclusive license of a substantial portion of the assets of the Company, as reasonably determined by our Board, then each outstanding equity award held by Dr. Dilly as of the date immediately preceding his termination of employment will fully vest. All of the foregoing payments and benefits are subject to Dr. Dilly’s execution and subsequent non-revocation of a release of claims in favor of the Company.

We have entered into change of control severance agreements with each of Ms. Erbez, Mr. Norrett, and Dr. Moore and, prior to their termination of employment, each of Mr. Ryali and Ms. Fitzgerald. Each change of control severance agreement provides that, in the event the named executive officer experiences an involuntary termination without cause or a voluntary resignation for good reason (as such terms are defined in the agreement), the named executive officer will be entitled to an amount equal to 12 months of base salary and continued healthcare coverage for up to 12 months. In the event the named executive officer experiences an involuntary termination without cause or a voluntary termination for good reason during the period commencing 90 days prior to and ending 12 months following a change of control of the Company, or the change in control period, the named executive officer will be entitled to a lump sum payment equal to 18 months of base salary, continued healthcare coverage for up to 18 months, and full accelerated vesting of the named executive officer’s outstanding equity awards. In the event that the named executive’s employment is terminated without cause or resigns for good reason and the event giving rise to such termination occurs at the direction of a person or entity that has entered into an agreement with the Company that contemplates a transaction which would constitute a change of control if consummated, then such termination will be deemed to have occurred within the change in control period, and the named executive officer will be entitled to the payments and benefits described in the preceding sentence. The change of control severance agreement also provides that in the event a named executive officer’s employment is terminated as a result of death or disability, the named executive officer will be entitled to vesting of the named executive officer’s equity awards with respect to that number of shares that would otherwise vest on the next vesting date for such equity award, pro-rated to the date of termination and continued healthcare coverage for up to 12 months. All of the foregoing payments and benefits are subject to the named executive officer’s execution and subsequent non-revocation of a release of claims in favor of the Company.

Under each named executive officer’s change of control severance agreement, in the event of a change of control, performance under any outstanding performance-based equity awards (including any performance-based options and performance stock units) would be determined as follows: (i) if the change of control is consummated prior to the date the compensation committee determines the achievement of the applicable performance goals, performance would be deemed achieved at 100% of target level; and (ii) if the change of control is consummated on or after the date the compensation committee determines the achievement of the applicable performance goals, performance will be deemed achieved at the level determined by our compensation committee based on actual performance.

In connection with Mr. Ryali ceasing to serve as our Chief Financial Officer, on October 16, 2024, Mr. Ryali and the Company entered into a separation and consulting agreement, memorializing Mr. Ryali’s entitlement to severance benefits based on a qualifying termination of employment under the terms of his change of control severance agreement. Mr. Ryali received the following severance benefits in accordance with the terms of his separation and consulting agreement: (i) an amount equal to 12 months of base salary and continued healthcare coverage for up to 12 months; and (ii) an amount equal to 75% of Mr. Ryali’s 2024 target bonus in recognition of his service during the fiscal 2024 bonus year. Pursuant to the Separation Agreement, Mr. Ryali also provided transitional consulting services to the Company on an as-needed basis until February 28, 2025. During this period, Mr. Ryali received an hourly consulting fee and his outstanding equity awards continued to vest in accordance with their terms based on his continued service.

In connection with Ms. Fitzgerald ceasing to serve as our Chief Legal and Compliance Officer, General Counsel and Secretary, on October 1, 2024, Ms. Fitzgerald and the Company entered into a separation and consulting agreement, memorializing Ms. Fitzgerald’s entitlement to severance benefits based on a qualifying termination of employment under the terms of her change of control severance agreement. Ms. Fitzgerald received the following severance benefits in accordance with the terms of her separation and consulting agreement: (i) an amount equal to 12 months of base salary and continued healthcare coverage for up to 12 months; and (ii) an amount equal to 75% of Ms. Fitzgerald’s 2024 target bonus in recognition of her service during the fiscal 2024 bonus year. Pursuant to the Separation Agreement, Ms. Fitzgerald also provided transitional consulting services to the Company on an as-needed basis until February 28, 2025. During this period, Ms. Fitzgerald received an hourly consulting fee and her outstanding equity awards continued to vest in accordance with their terms based on her continued service.

The following table sets forth quantitative estimates of the payments and benefits pursuant to Dr. Dilly’s employment agreement, and Ms. Erbez’s, Mr. Norrett’s, and Dr. Moore’s change of control severance agreement, as applicable, that would have accrued to each such named executive officer if the named executive officer’s employment had been terminated on December 31, 2024 by us without cause or, by the named executive officer for good reason, due to the named executive officer’s death or disability and, solely in the case of Dr. Dilly, a termination without cause in connection with the sale or license of a substantial portion of our assets, in each case, either outside of or in connection with a change of control of the Company or an asset sale or license that occurred on December 31, 2024.

Name	Salary Continuation ($)	Target Bonus ($)	Value of Accelerated Equity Awards ($)(1)	Value of Continued Healthcare Coverage ($)	Total ($)
Stephen Dilly, M.B.B.S., Ph.D.
Without cause, for good reason or due to death or disability	713,550	535,163	889,922	42,882	2,181,517
Without cause, for good reason or due to death or disability in connection with a change in control	1,070,325	802,744	2,521,947	64,323	4,459,339
Without cause in connection with a sale or license of a substantial portion of our assets	713,550	535,163	2,521,947	42,882	3,813,542
Georgia Erbez
Without cause or for good reason	115,382	—	—	42,882	158,264
Without cause or for good reason in connection with a change in control	173,073	—	778,500	64,323	1,015,896
Due to death or disability	—	—	48,858	42,882	91,740
Kevin Norrett, M.B.A.
Without cause or for good reason	474,485	—	—	42,882	517,367
Without cause or for good reason in connection with a change in control	711,728	—	861,555	64,323	1,637,606
Due to death or disability	—	—	298,693	42,882	341,575
Alison Moore, Ph.D.
Without cause or for good reason	115,382	—	—	42,882	158,264
Without cause or for good reason in connection with a change in control	173,073	—	922,172	64,323	1,159,568
Due to death or disability	—	—	129,874	42,882	172,756

(1)

The value of the accelerated vesting of option awards is calculated based on the aggregate amount, if any, by which $4.77, the closing trading price of our common stock on December 31, 2024, exceeded the exercise price of the outstanding and unvested stock options as of December 31, 2024. The value of the accelerated restricted stock unit and restricted stock awards is calculated based on the number of shares of our common stock or units subject to the outstanding unvested award, multiplied by $4.77, the closing trading price of our common stock on December 31, 2024.

Pay-Versus-Performance
Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure regarding executive “compensation actually paid” (“CAP”), as calculated per the SEC disclosure rules, and certain measures of Company performance for the fiscal years listed below. You should refer to our Compensation Discussion & Analysis (“CD&A”) for a complete description of how executive compensation relates to Company performance and how our compensation committee makes its decisions. CAP represents a required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the named executive officers’ (“NEO”) realized or earned compensation, as well as from the way in which the compensation committee views annual compensation decisions, as discussed in the CD&A. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to equity awards which remain subject to forfeiture if the vesting conditions are not satisfied. As permitted under the rules applicable to Smaller Reporting Companies, we are not including a peer group total shareholder return or company-selected measure, as contemplated under Item 402(v) of Regulation
S-K.

							Year-end Value of $100 Invested on 12/31/2021 in:
Year	Summary Compensation Table Total for Stephen Dilly PEO (Current) ($) (1) )	Summary Compensation Table Total for John J. Nicols PEO (Former) ($) (2)	Compensation Actually Paid for Stephen Dilly PEO (Current) ($) (1)(3)	Compensation Actually Paid for John J. Nicols PEO (Former) ($) (2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (4)(5)	Average Compensation Actually Paid for Non-PEO NEOs ($) (3)(4)(5)	CDXS Total Shareholder Return ($) (6)	Net Income ($)
2024	3,472,920	N/A	6,210,711	N/A	1,307,396	2,177,254	$15.25	(65,276,000)
2023	3,122,215	N/A	1,226,537	N/A	1,935,536	1,010,396	$9.75	(76,240,000)
2022	5,893,151	3,419,955	3,478,533	(3,857,297)	1,925,546	879,422	$14.90	(33,592,000)

(1)	Stephen Dilly has served as President and Chief Executive Officer of the Company since August 2022.
(2)	John J. Nicols served as President and Chief Executive Officer of the Company from June 2012 until his retirement in August 2022.
(3)
To calculate CAP, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Dr. Dilly and Mr. Nicols, and for the average of the other NEOs, is set forth below:

	2024		2023		2022
	Dilly, Stephen ($)	Average Non-PEO NEOs ($)	Dilly, Stephen ($)	Average Non-PEO NEOs ($)	Dilly, Stephen ($)	Nicols, John J. ($)	Average Non-PEO NEOs ($)
Total Compensation from Summary Compensation Table	3,472,920	1,307,396	3,122,215	1,935,536	5,893,151	3,419,955	1,925,546
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(2,170,407)	(798,682)	(1,756,598)	(1,180,531)	(5,139,542)	(2,521,160)	(1,563,421)
Year-end fair value of unvested awards granted in the current year	3,982,131	1,436,322	891,993	553,478	3,127,949	—	978,796
Year-over-year difference of year-end fair values for unvested awards granted in prior years	760,569	202,019	(702,398)	(186,253)	(158,808)	—	(250,128)

	2024		2023		2022
	Dilly, Stephen ($)	Average Non-PEO NEOs ($)	Dilly, Stephen ($)	Average Non-PEO NEOs ($)	Dilly, Stephen ($)	Nicols, John J. ($)	Average Non-PEO NEOs ($)
Fair values at vest date for awards granted and vested in current year	—	—	—	—	—	—	—
Difference in fair values between prior year-end fair values and vest	165,498	30,199	(328,675)	(111,834)	(244,217)	(2,208,709)	(211,371)
Forfeitures during current year equal to prior year-end fair value	—	—	—	—	—	(2,547,383)	—
Dividends or dividend equivalents not otherwise included in total compensation	—	—	—	—	—	—	—

Total Adjustments for Equity Awards	2,737,791	869,858	(1,895,678)	(925,140)	(2,414,618)	(7,277,252)	(1,046,124)

Compensation Actually Paid (as calculated)	6,210,711	2,177,254	1,226,537	1,010,396	3,478,533	(3,857,297)	879,422

(4)	Non-PEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:
2024: Georgia Erbez, Kevin Norrett, Alison Moore, Sriram Ryali and Margaret Nell
Fitzgerald
2023: Sriram Ryali and Kevin Norrett
2022: Ross Taylor, Kevin Norrett, and Margaret Nell Fitzgerald

(5)	Compensation for Alison Moore is inclusive of equity awards received as a non-employee Director of the Company prior to her appointment as the Company’s Chief Technical Officer.

(6)	Cumulative TSR is determined based on the value of an initial fixed investment of $100 as of December 31, 2021, and the reinvestment of all dividends are assumed.
Pay-Versus-Performance:
Graphical Description
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•	the Company’s cumulative TSR; and

•	the Company’s Net Income

CAP and Cumulative TSR

CAP vs. TSR
$8,000
$6,000
$4,000
$2,000
$-
$(2,000)
$(4,000)
Compensation ($000s)
$120
$100
$80
$60
$40
$20
$-
$(20)
Total Shareholder Return on $100 Invested at Beginning of Period
2021
2022
2023
2024
$100
$3,479
$879
($3,857)
$14.90
$1,227
$1,010
$9.75
$6,211
$2,177
$15.25
PEO (Current) Compensation Actually Paid
PEO (Former) Compensation Actually Paid
Average NEO Compensation Actually Paid
CDXS value of $100 Invested 12/31/21

CAP and Company Net Income

Policies and Practices Regarding the Grant of Equity Awards
The compensation committee reviews and approves the annual grants equity awards, including stock options
and RSUs, typically during the first quarter of the year. Equity awards may also be granted outside this annual cycle in connection with new hires, promotions, retention, or other purposes. When equity awards are granted, the exercise price will be equal to the closing market price of our common stock on the grant date. Our equity incentive plan prohibits the repricing or exchange/cash out of equity awards without shareholder approval.
The compensation committee neither grants equity awards in anticipation of the release of material nonpublic information, nor is the timing of filings of material nonpublic information based on equity award grant dates. If the compensation committee becomes aware of material nonpublic information before granting an equity award, it will evaluate the circumstances and exercise its business judgment in determining whether to proceed with or defer the grant.
During 2024, no stock option grants were made to any of our NEOs during any period beginning four business days before the filing or furnishing of a periodic report or current report and ending one business day after the filing or furnishing of any such report with the SEC.
Equity Compensation Plan Information
The following table provides certain information as of December 31, 2024, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)(2)(3)	11,500,855	$6.21	5,226,073
Equity compensation plans not approved by security holders (4)	1,614,985	$4.31	118,512

Total	13,115,840	$5.97	5,344,585

(1)	Includes the 2010 Plan, 2019 Plan and the 2023 Employee Stock Purchase Plan (the “2023 ESPP”).
(2)
The number of shares of Codexis common stock that may be issued pursuant to outstanding awards under the 2010 Plan and 2019 Plan include, respectively: (A) outstanding awards of 1,575,387 shares underlying performance-based stock options and 1,698,190 time-based restricted stock units and (B) 7,825,275 shares underlying time-based stock options. The weighted average exercise price shown is for stock options; other outstanding awards have no exercise price. No new awards may be made under the 2010 Plan.

(3)
The number of shares of Codexis common stock available for issuance under the 2023 ESPP as of December 31, 2024 is 1,736,843 shares. The number of shares of common stock that may be issued under the 2023 ESPP in the purchase periods subsequent to December 31, 2024, based on the number of participants as of December 31, 2024, is 402,003 shares.

(4)
Includes the 2022 and 2024 Employment Inducement Award Plans. The 2022 and 2024 Employment Inducement Award Plans provide for the grant of non-qualified
stock options, restricted stock units, restricted stock awards, performance awards, dividend equivalents, deferred stock awards, deferred stock units, stock payment and stock appreciation rights to a person not previously an employee or director of the Company, or following a bona fide period of non-employment,
as an inducement material to the individual’s entering into employment with the Company. The number of shares of Codexis common stock that may be issued pursuant to outstanding awards under the 2022 and 2024 Employment Inducement Award Plans include, respectively: (A) outstanding awards of 312,153 time-based restricted stock units and (B) 1,302,832 shares underlying time-based stock options. The weighted average exercise price shown is for stock options; other outstanding awards have no exercise price. No new awards may be made under the 2022 Employment Inducement Award Plan.

AUDIT MATTERS

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to Codexis’ audited consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2024 and the notes thereto.

Responsibilities. The audit committee operates under a written charter adopted by the Board. The role of the audit committee is to oversee our financial reporting process on behalf of the Board. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The Company’s independent registered public accounting firm for the year ended December 31, 2024, KPMG, is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. The Company’s prior independent registered public accounting firm, BDO, for the years ended December 31, 2022 and 2023, was responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. BDO was also responsible for expressing an opinion on our internal control over financial reporting based on its audit.

Review with Management. The audit committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or are reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants. The audit committee has reviewed and discussed our audited financial statements (including the quality of Codexis’ accounting principles) with KPMG for the year ended December 31, 2024, and with BDO for the preceding years. The audit committee has discussed with KPMG and BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Further, the audit committee reviewed KPMG and BDO’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements.

The audit committee has also received and reviewed the written disclosures and the letter from KPMG and BDO required by the applicable requirements of the PCAOB regarding KPMG and BDO’s communications with the audit committee concerning independence, and has discussed with KPMG and BDO its independence from us.

Conclusion. Based on the review and discussions referred to above, the audit committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024.

Submitted by the Audit Committee of the Board of Directors:

David V. Smith (Chair)

H. Stewart Parker

Dennis P. Wolf

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions, since January 1, 2023, to which we were a party or will be a party, in which:

•	The amounts involved exceeded or are expected to exceed the lesser of $120,000 or 1% of the Company’s assets; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Director and Officer Indemnification Agreements

In addition to the indemnification required in our Certificate of Incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of our directors, officers, and certain employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. This description of the indemnification provisions of our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to our most recent registration statement.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related party transaction policy. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related party had or will have a direct or indirect material interest. Under the policy, the audit committee is required to review the relevant facts and circumstances of any such transaction, arrangement or relationship, including whether the transaction is on comparable terms to arm’s length dealings with third parties, the extent of the related party’s interest in the transaction, and the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Such transactions, arrangements or relationships may only be consummated or continue if the audit committee approves or ratifies such transaction, arrangement or relationship. If advance approval by the audit committee is not feasible, then management may preliminarily enter into the transaction, arrangement or relationship upon prior approval by the chairman of the audit committee, subject to ratification of the transaction, arrangement or relationship at the audit committee’s next regularly scheduled meeting.

Each transaction required to be reported under Item 404 of Regulation S-K since the beginning of last year was entered into in compliance with our related person transaction policy described above. Since January 1, 2023, there were no related party transactions requiring disclosure under SEC rules.

OTHER MATTERS

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for the 2026 Annual Meeting of Stockholders, your proposal must be received by our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, CA 94063 no later than December 25, 2025, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2026 Annual Meeting of Stockholders, other than proposals pursuant to Rule 14a-8, you must notify us in writing and such notice must be received by us no earlier than February 10, 2026 and no later than March 12, 2026. You must comply with specific procedures set forth in our bylaws and the nomination or proposal notice must contain the specific information required by our bylaws and, for nominations, the specific information required by Rule 14a-19(b) under the Exchange Act. You may write to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, CA 94063, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws. In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules under the 1934 Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the 1934 Act, no later than April 13, 2026. In connection with the 2026 Annual Meeting of Stockholders, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

Householding of Proxy Materials

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on or accessible through our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2024 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov and our website at www.codexis.com. Upon written request by a Codexis stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to 200 Penobscot Drive, Redwood City, CA 94063 Attention: Secretary.

BY ORDER OF THE BOARD

Stephen Dilly, M.B.B.S., Ph.D.

Chairman of the Board of Directors, President and Chief Executive Officer

April 24, 2025

Appendix A

SECOND AMENDMENT TO THE

CODEXIS, INC. 2019 INCENTIVE AWARD PLAN

THIS SECOND AMENDMENT TO THE CODEXIS, INC. 2019 INCENTIVE AWARD PLAN (this “Amendment”) is made and adopted by Codexis, Inc. a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Codexis, Inc. 2019 Incentive Award Plan (as amended from time to time, the “Plan”);

WHEREAS, pursuant to Section 12.1 of the Plan, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board of Directors of the Company (the “Board”), subject to the terms of the Plan; and

WHEREAS, the Board has adopted this Amendment, subject to approval by the stockholders of the Company within twelve months following the date of such action.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows, subject to approval by the stockholders of the Company within twelve months following the date of Board adoption of this Amendment:

1.	Section 3.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustment as provided in Section 3.1(b) and Section 12.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is (i) 23,897,144 plus (ii) that number of Shares that are subject to equity awards granted under the Prior Plan which are outstanding as of April 22, 2019 and thereafter terminate, expire, lapse or are forfeited for any reason and which following the termination, expiration, lapse or forfeiture of such awards do not again become available for issuance under the Prior Plan; provided, however, that no more than 22,000,000 Shares may be issued upon the exercise of Incentive Stock Options.”

2.

This Amendment shall be and is hereby incorporated in and forms a part of the Plan; provided that the Amendment shall be subject to approval by the stockholders of the Company within twelve (12) months of the date hereof.

3.	Except as expressly provided herein, all other terms and provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, I hereby certify that this Amendment was duly adopted by the Board of Directors of Codexis, Inc. on     , 2025 and was approved by the stockholders of Codexis, Inc. on     , 2025.

Codexis, Inc.

By:
[ ]
[ ]
Date:

AMENDMENT TO THE

CODEXIS, INC. 2019 INCENTIVE AWARD PLAN

THIS AMENDMENT TO THE CODEXIS, INC. 2019 INCENTIVE AWARD PLAN (this “Amendment”) is made and adopted by Codexis, Inc. a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Codexis, Inc. 2019 Incentive Award Plan (as amended from time to time, the “Plan”);

WHEREAS, pursuant to Section 12.1 of the Plan, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board of Directors of the Company (the “Board”), subject to the terms of the Plan; and

WHEREAS, the Board has adopted this Amendment, subject to approval by the stockholders of the Company within twelve months following the date of such action.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows, subject to approval by the stockholders of the Company within twelve months following the date of Board adoption of this Amendment:

1.	Section 3.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustment as provided in Section 3.1(b) and Section 12.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is (i) 15,897,144 plus (ii) that number of Shares that are subject to equity awards granted under the Prior Plan which are outstanding as of April 22, 2019 and thereafter terminate, expire, lapse or are forfeited for any reason and which following the termination, expiration, lapse or forfeiture of such awards do not again become available for issuance under the Prior Plan; provided, however, that no more than 22,000,000 Shares may be issued upon the exercise of Incentive Stock Options.”

2.

This Amendment shall be and is hereby incorporated in and forms a part of the Plan; provided that the Amendment shall be subject to approval by the stockholders of the Company within twelve (12) months of the date hereof.

3.	Except as expressly provided herein, all other terms and provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, I hereby certify that this Amendment was duly adopted by the Board of Directors of Codexis, Inc. on April 11, 2023 and was approved by the stockholders of Codexis, Inc. on June 13, 2023.

Codexis, Inc.

By:	/s/ Sriram Ryali
Sriram Ryali
Chief Financial Officer
Date:	June 15, 2023

CODEXIS, INC.

2019 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Codexis, Inc. 2019 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Codexis, Inc. (the “Company”) by linking the individual interests of Directors, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Directors, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

2.2 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3 “Applicable Law” shall mean any applicable law, including, without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.4 “Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right.

2.5 “Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.6 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7 “Board” shall mean the Board of Directors of the Company.

2.8 “Change in Control” shall mean and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange

Act) (other than the Company, any of its parents or subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or Section 2.8(c) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A

2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board which may be comprised of one or more Directors and/or executive officers of the Company as appointed by the Board, to the extent permitted in accordance with Applicable Law.

2.11 “Common Stock” shall mean the common stock of the Company.

2.12 “Company” shall have the meaning set forth in Article 1.

2.13 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any parent of the Company or Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.14 “Director” shall mean a member of the Board, as constituted from time to time.

2.15 “Director Limit” shall have the meaning set forth in Section 4.6.

2.16 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.17 “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.18 “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders.

2.19 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.20 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any parent of the Company or Subsidiary.

2.21 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.22 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.23 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in its discretion.

2.24 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.25 “Holder” shall mean a person who has been granted an Award.

2.26 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.27 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.28 “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.29 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.30 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.31 “Option Term” shall have the meaning set forth in Section 5.4.

2.32 “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.33 “Other Stock or Cash Based Award” shall mean a cash payment, cash bonus award, stock payment, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.

2.34 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.35 “Plan” shall have the meaning set forth in Article 1.

2.36 “Prior Plan” shall mean the Company’s 2010 Equity Incentive Award Plan, as such plan may be amended from time to time.

2.37 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.38 “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.39 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.

2.40 “SAR Term” shall have the meaning set forth in Section 5.4.

2.41 “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.42 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.43 “Shares” shall mean shares of Common Stock.

2.44 “Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (i) the difference obtained by subtracting (x) the exercise price per share of such Award from (y) the Fair Market Value on the date of exercise of such Award by (ii) the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.45 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.46 “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.47 “Termination of Service” shall mean the date the Holder ceases to be an Eligible Individual. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain an Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to adjustment as provided in Section 3.1(b) and Section 12.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is (i) 7,897,144 plus (ii) that number of Shares that are subject to equity awards granted under the Prior Plan which are outstanding as of

April 22, 2019 and thereafter terminate, expire, lapse or are forfeited for any reason and which following the termination, expiration, lapse or forfeiture of such awards do not again become available for issuance under the Prior Plan; provided, however, that no more than 14,000,000 Shares may be issued upon the exercise of Incentive Stock Options.

(b) If (i) any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), or (ii) any Shares subject to an award under the Prior Plan are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such award under the Prior Plan is settled for cash (in whole or in part) (including Shares repurchased by the Company), the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right or other stock-settled Award (including Awards that may be settled in cash or stock) that are not issued in connection with the settlement or exercise, as applicable, of the Stock Appreciation Right or other stock-settled Award; and (iv) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code, and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3.1(b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3.1(b) above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

3.2 Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 12.2, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted and no Award Agreement shall reduce or eliminate such minimum vesting requirement; provided, however, that, notwithstanding the foregoing, (a) an Award may provide that such minimum vesting restrictions may lapse or be waived upon the Participant’s Termination of Service or death or disability, subject to Section 11.7; (b) Awards that result in the issuance of an aggregate of up to 5% of the shares available for issuance under Section 3.1 as of the Effective Date may be granted to any one or more Participants without respect to such minimum vesting requirement; and (c) for purposes of Awards to non-employee directors, a vesting period shall be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders.

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5 Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1 or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

4.6 Non-Employee Director Awards.

(a) Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time.

(b) Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the grant date fair value of Awards granted to a Non-Employee Director during any calendar year shall not exceed $750,000 (the “Director Limit”). The Administrator may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

ARTICLE 5.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan, including any limitations in the Plan that apply to Incentive Stock Options.

5.2 Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other person, (a) if an

Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including, without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

5.3 Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

5.4 Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

5.5 Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement, subject to Section 3.2. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire on the date of such Termination of Service.

ARTICLE 6.

EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, unless the Administrator otherwise determines, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2 Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice of exercise in a form the Administrator approves (which may be electronic) complying with the applicable rules established by the Administrator. The notice shall be signed or otherwise acknowledge electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c) In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

6.3 Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. Unless otherwise provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by an Option or Stock Appreciation Rights Holder in writing to the Company, each vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Option or Stock Appreciation Rights Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 10.1(b) or 10.1(c) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. Unless otherwise determined by the Administrator, this Section 6.3 shall not apply to an Option or Stock Appreciation Right if the Holder of such Option or Stock Appreciation Right incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.3.

6.4 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition or other transfers (other than in connection with a Change in Control) of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 7.

AWARD OF RESTRICTED STOCK

7.1 Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock, or the right to purchase Restricted Stock, to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

7.2 Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all of the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary dividends or distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, notwithstanding anything to the contrary herein, with respect to a share of Restricted Stock, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the share of Restricted Stock vests.

7.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) and, unless the Administrator provides otherwise, any property (other than cash) transferred to Holders in connection with an extraordinary dividend or distribution shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement, subject to Section 3.2.

7.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement.

7.5 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 8.

AWARD OF RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. A Holder will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

8.2 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.2. An Award of Restricted Stock Units shall only be eligible to vest while the Holder is an Employee, a Consultant or a Director, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may become vested subsequent to a Termination of Service in the event of the occurrence of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

8.3 Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; and (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

ARTICLE 9.

AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

9.1 Other Stock or Cash Based Awards. The Administrator is authorized to grant Other Stock or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement, subject to Section 3.2. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

9.2 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

10.1 Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash, wire transfer of immediately available funds or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3 Transferability of Awards.

(a) Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii) During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b) Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Holder); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer. In addition, and further notwithstanding Section 10.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

10.4 Conditions to Issuance of Shares.

(a) The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b) All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) Unless the Administrator otherwise determines, no fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) The Company, in its sole discretion, may (i) retain physical possession of any share certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the share certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.5 Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

10.6 Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Furthermore, for purposes of this Section 10.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

10.7 Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the

Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 or 12.10).

10.8 Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 11.

ADMINISTRATION

11.1 Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2 Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 or Section 12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3 Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4 Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

11.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all persons.

11.6 Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more Directors or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

11.7 Acceleration. Subject to the Organizational Documents, any specific designation in the Plan (including Section 3.2 and Section 12.2) and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to accelerate, wholly or partially, the vesting or lapse of restrictions (and, if applicable, the Company shall cease to have a right of repurchase) of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1 Amendment, Suspension or Termination of the Plan.

(a) Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.7 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b) Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 11.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c) No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Incentive Stock Option be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board and (ii) the date the Plan was approved by the Company’s stockholders.

12.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b) In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles.

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i) The number and type of securities subject to each outstanding Award and/or the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 12.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan).

(d) Notwithstanding any other provision of the Plan, but subject to Section 12.2(e), in the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation.

(e) In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award upon a Change in Control, such Award shall become fully vested and, if applicable, exercisable and all forfeiture restrictions on such Award shall lapse, in each case, as of immediately prior to the consummation of such Change in Control. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and the Award shall terminate upon the expiration of such period.

(f) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(g) No adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(h) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(i) No action shall be taken under this Section 12.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(j) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

12.3 Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

12.4 No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

12.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.9 Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

12.11 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.12 Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.13 Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.14 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Codexis, Inc. on April 22, 2019.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Codexis, Inc. on June 11, 2019.

Executed on this 11th day of June, 2019.

/s/ Patrick Pohlen
Corporate Secretary

CODEXIS, INC. 200 PENOBSCOT DRIVE REDWOOD CITY, CA 94063 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CDXS2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V72855-P29279 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CODEXIS, INC. The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of the two Class III directors named in t h e Proxy Statement to hold office for a three-year term expiring at the 2028 Annual Meeting. Nominees: 01) David V. Smith 02) Dennis P. Wolf The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 2. To ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The Board of Directors recommends you vote FOR proposal 3. For Against Abstain 3. To approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Board of Directors recommends you vote FOR proposal 4. For Against Abstain 4. To approve an amendment to the Codexis, Inc. 2019 Incentive Award Plan to increase the number of shares available for issuance thereunder by 8,000,000 shares. NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. V72856-P29279 CODEXIS, INC. Annual Meeting of Stockholders June 10, 2025 9:00 AM, Pacific Time This proxy is solicited by the Board of Directors By signing the proxy, you revoke all prior proxies and appoint Stephen Dilly, M.B.B.S., Ph.D., and Georgia Erbez and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time, on June 10, 2025, via live webcast at www.virtualshareholdermeeting.com/CDXS2025, or any and all adjournments and postponements thereof. The proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Any additional business as properly may come before the Annual Meeting of Stockholders or any adjournment or postponement thereof will be voted in accordance with the judgment of the person voting the proxy. You may revoke this proxy at any time prior to commencement of voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof. Continued and to be signed on reverse side